Exhibit 99.3.1

CONVERSION VALUATION APPRAISAL REPORT

Prepared for:

New Bancorp, Inc.

New Buffalo, Michigan

As Of:

May 13, 2015

Prepared By:

Keller & Company, Inc.

555 Metro Place North

Suite 524

Dublin, Ohio 43017

(614) 766-1426

KELLER & COMPANY

CONVERSION VALUATION APPRAISAL REPORT

Prepared for:

New Bancorp, Inc.

New Buffalo, Michigan

As Of:

May 13, 2015

KELLER & COMPANY, INC.

FINANCIAL INSTITUTION CONSULTANTS

555 METRO PLACE NORTH

SUITE 524

DUBLIN, OHIO 43017

(614) 766-1426        (614) 766-1459 FAX

June 1, 2015

Boards of Directors

New Bancorp, Inc.

New Buffalo Savings Bank

45 North Whittaker Street

New Buffalo, Michigan 49117

To the Boards:

We hereby submit our independent appraisal of the pro forma market value of the to be issued stock of the New Bancorp, Inc. (the “Corporation”) which is the holding company of New Buffalo Savings Bank (“New Buffalo Savings” or the “Bank”), New Buffalo, Michigan. Such stock is to be issued in connection with the application by the Corporation to complete a stock offering, with the Corporation to own 100 percent of the stock of the Bank. This appraisal, as of May 13, 2015, was prepared and provided to the Bank in accordance with the regulatory appraisal requirements and regulations.

Keller & Company, Inc. is an independent, financial institution consulting firm that serves both thrift institutions and banks throughout the U.S. The firm is a full-service consulting organization, as described in more detail in Exhibit A, specializing in business and strategic plans, stock valuations, conversion and reorganization appraisals, market studies and fairness opinions for thrift institutions and banks. The firm has affirmed its independence in this transaction with the preparation of its Affidavit of Independence, a copy of which is included as Exhibit C.

Our appraisal is based on the assumption that the data provided to us by New Buffalo Savings and the material provided to us by the independent auditor, BKD, LLP, Indianapolis, Indiana, are both accurate and complete. We did not verify the financial statements provided to us, nor did we conduct independent valuations of the Bank’s assets and liabilities. We have also used information from other public sources, but we cannot assure the accuracy of such material.

In the preparation of this appraisal, we held discussions with the management of New Buffalo Savings, with the law firm of Luse Gorman Pomerenk & Schick, PC, Washington, D.C., the Bank’s conversion counsel, and with BKD, LLP, the Bank’s outside auditor. Further, we viewed the Bank’s local economy and primary market area and also reviewed the Bank’s most recent Business Plan as part of our review process.

The Boards of Directors

New Bancorp, Inc.

New Buffalo Savings Bank

June 1, 2015

This valuation must not be considered to be a recommendation as to the purchase of stock in the Corporation, and we can provide no guarantee or assurance that any person who purchases shares of the Corporation’s stock will be able to later sell such shares at a price equivalent to the price designated in this appraisal.

Our valuation will be further updated as required and will give consideration to any new developments in New Buffalo Savings’ operations that have an impact on the results of operations or financial condition. Further, we will give consideration to any changes in general market conditions and to specific changes in the market for publicly traded thrift institutions. Based on the material impact of any such changes on the pro forma market value of the Corporation as determined by this firm, we will make necessary adjustments to the Corporation’s appraised value in an appraisal update.

It is our opinion that as of May 13, 2015, the pro forma market value or appraised value of the Corporation is $7,000,000 at the midpoint, representing 700,000 shares at $10 per share. The pro forma valuation range of the Corporation is from a minimum of $5,950,000 to a maximum of $8,050,000, with a maximum, as adjusted, of $9,257,500, representing 595,000 shares, 805,000 shares and 925,750 shares at $10 per share at the minimum, maximum, and maximum, as adjusted, respectively.

The pro forma appraised value of New Bancorp, Inc., as of May 13, 2015, is $7,000,000, at the midpoint.

Very truly yours,

KELLER & COMPANY, INC.

TABLE OF CONTENTS (cont.)

LIST OF EXHIBITS

NUMERICAL EXHIBITS		PAGE

1	Balance Sheets - At December 31, 2014 and at March 31, 2015	75
2	Balance Sheets - At December 31, 2010 through 2013	76
3	Statements of Income for the Year Ended December 31, 2014 and for the Twelve Months Ended March 31, 2015	77
4	Consolidated Statements of Income for the Years Ended December 31, 2010 through December 31, 2013	78
5	Selected Financial Information	79
6	Income and Expense Trends	80
7	Normalized Earnings Trend	81
8	Performance Indicators	82
9	Volume/Rate Analysis	83
10	Yield and Cost Trends	84
11	Net Portfolio Value	85
12	Loan Portfolio Composition	86
13	Loan Maturity Schedule	87
14	Loan Originations and Purchases	88
15	Delinquent Loans	89
16	Nonperforming Assets	90
17	Classified Assets	91
18	Allowance for Loan Losses	92
19	Investment Portfolio Composition	93
20	Mix of Deposits	94
21	Certificates of Deposit by Rate and Maturity	95
22	Borrowed Funds Activity	96
23	Offices of New Buffalo Savings Bank	97
24	Management of the Bank	98
25	Key Demographic Data and Trends	99
26	Key Housing Data	100
27	Major Sources of Employment	101
28	Unemployment Rates	102
29	Market Share of Deposits	103
30	National Interest Rates by Quarter	104

LIST OF EXHIBITS (cont.)

NUMERICAL EXHIBITS		PAGE

31	Thrift Share Data and Pricing Ratios	105
32	Key Financial Data and Ratios	113
33	Recently Converted Thrift Institutions	121
34	Acquisitions and Pending Acquisitions	122
35	Balance Sheets Parameters - Comparable Group Selection	123
36	Operating Performance and Asset Quality Parameters - Comparable Group Selection	126
37	Balance Sheet Ratios Final Comparable Group	129
38	Operating Performance and Asset Quality Ratios Final Comparable Group	130
39	Balance Sheet Totals - Final Comparable Group	131
40	Balance Sheet - Asset Composition Most Recent Quarter	132
41	Balance Sheet - Liability and Equity Most Recent Quarter	133
42	Income and Expense Comparison Trailing Four Quarters	134
43	Income and Expense Comparison as a Percent of Average Assets - Trailing Four Quarters	135
44	Yields, Costs and Earnings Ratios Trailing Four Quarters	136
45	Reserves and Supplemental Data	137
46	Valuation Analysis and Conclusions	138
47	Comparable Group Market, Pricings and Financial Ratios - Stock Prices as of May 13, 2015	139
48	Pro Forma Effects of Conversion Proceeds - Minimum	140
49	Pro Forma Effects of Conversion Proceeds - Midpoint	141
50	Pro Forma Effects of Conversion Proceeds - Maximum	142
51	Pro Forma Effects of Conversion Proceeds - Maximum, as Adjusted	143
52	Summary of Valuation Premium or Discount	144

ALPHABETICAL EXHIBITS		PAGE

A	Background and Qualifications	145
B	RB 20 Certification	149
C	Affidavit of Independence	150

INTRODUCTION

Keller & Company, Inc. is an independent appraisal firm for financial institutions and has prepared this Conversion Valuation Appraisal Report (“Report”) to provide the pro forma market value of the to-be-issued common stock of New Bancorp, Inc. (the “Corporation”), a Maryland corporation, which will be formed as part of the conversion to own all of the to-be-issued shares of common stock of New Buffalo Savings Bank (“New Buffalo Savings” or the “Bank”), New Buffalo, Michigan. The shares of common stock are to be issued in connection with the Bank’s Application for Approval of Conversion from a federal-chartered mutual savings bank to a federal-chartered stock savings bank.

The Application is being filed with the Office of the Comptroller of the Currency (“OCC”) and the Securities and Exchange Commission (“SEC”). Such Application for Conversion has been reviewed by us, including the Prospectus and related documents, and discussed with the Bank’s management and the Bank’s conversion counsel, Luse Gorman Pomerenk & Schick, PC, Washington, D.C.

This conversion appraisal was prepared based on the guidelines used by the OCC entitled “Guidelines for Appraisal Reports for the Valuation of Savings Institutions Converting from the Mutual to Stock Form of Organization,” in accordance with the OCC application requirements and the Revised Guidelines for Appraisal Reports and represents a full appraisal report. The Report provides detailed exhibits based on the Revised Guidelines and a discussion on each of the factors that need to be considered. Our valuation will be updated in accordance with the Revised Guidelines and will consider any changes in market conditions for thrift institutions.

The pro forma market value is defined as the price at which the stock of the Corporation after conversion would change hands between a typical willing buyer and a typical willing seller when the former is not under any compulsion to buy and the latter is not under any compulsion to sell, and with both parties having reasonable knowledge of relevant facts in an arm’s-length transaction. The appraisal assumes the Bank is a going concern and that the shares issued by the Corporation in the conversion are sold in noncontrol blocks.

Introduction (cont.)

As part of our appraisal procedure, we have reviewed the audited financial statements for the five fiscal years ended December 31, 2010 through 2014, and unaudited financials for the three months ended March 31, 2014 and 2015, and discussed them with New Buffalo Savings’ management and with New Buffalo Savings’ independent auditors, Crowe Horwath, LLP, Indianapolis, Indiana. We have also discussed and reviewed with management other financial matters and have reviewed internal projections. We have reviewed the Corporation’s preliminary Form AC and discussed it with management and with the Bank’s conversion counsel.

To gain insight into the Bank’s local market condition, we have visited New Buffalo Savings’ main office and two branches and have traveled the surrounding area. We have studied the economic and demographic characteristics of the primary market area, and analyzed the Bank’s primary market area relative to Michigan and the United States. We have also examined the competitive market within which New Buffalo Savings operates, giving consideration to the area’s numerous financial institution offices, mortgage banking offices, and credit union offices and other key market area characteristics, both positive and negative.

We have given consideration to the market conditions for securities in general and for publicly traded thrift stocks in particular. We have examined the performance of selected publicly traded thrift institutions and compared the performance of New Buffalo Savings to those selected institutions.

Our valuation is not intended to represent and must not be interpreted to be a recommendation of any kind as to the desirability of purchasing the to-be-outstanding shares of common stock of the Corporation. Giving consideration to the fact that this appraisal is based on numerous factors that can change over time, we can provide no assurance that any person who purchases the stock of the Corporation in this mutual-to-stock conversion will subsequently be able to sell such shares at prices similar to the pro forma market value of the Corporation as determined in this conversion appraisal.

I.	DESCRIPTION OF NEW BUFFALO SAVINGS BANK

GENERAL

New Buffalo Savings was organized in 1921 as a state-chartered mutual savings and loan association, with the name New Buffalo Building and Loan Association. In 1957, New Buffalo Building and Loan Association changed its name to New Buffalo Savings and Loan Association. The Bank converted to a federal-chartered mutual savings bank in 1989 and changed its name to New Buffalo Savings Bank, fsb.

New Buffalo Savings conducts its business from its main office and two branches, with its main office located in New Buffalo, Michigan, and one branch in Three Oaks, Michigan, and a second branch located in Sawyer, Michigan. The Bank’s primary retail market area is focused on New Buffalo, Three Oaks and Sawyer, while the Bank’s lending market extends into the surrounding Berrien County, Michigan and also into Lake, LaPorte and Porter Counties, Indiana, also served by the Bank’s loan production office. The Bank has a loan production office in Merrillville, Indiana, in Lake County, Indiana.

New Buffalo Savings’ deposits are insured up to applicable limits by the Federal Deposit Insurance Corporation (“FDIC”) in the Bank Insurance Fund (“BIF”). The Bank is also subject to certain reserve requirements of the Board of Governors of the Federal Reserve Bank (the “FRB”). New Buffalo Savings is a member of the Federal Home Loan Bank (the “FHLB”) of Indianapolis and is regulated by the OCC. As of March 31, 2015, New Buffalo Savings had assets of $89,150,000 deposits of $71,259,000 and equity of $10,070,000.

New Buffalo Savings has been principally engaged in the business of serving the financial needs of the public in its local communities and throughout its primary market area as a community-oriented institution. New Buffalo Savings has been involved in the origination of one- to four-family mortgage loans, which represented 54.7 percent of its loan originations during the fiscal year ended December 31, 2014. One- to four-family mortgage loan originations represented a larger 88.9 percent of loan originations during the three months ended March 31,

General (cont.)

2015. At March 31, 2015, 50.1 percent of the Bank’s gross loans consisted of residential real estate loans on one- to four-family dwellings, including home equity loans, compared to a smaller 45.2 percent at December 31, 2013, with the primary sources of funds being retail deposits from residents in its local communities and to a much lesser extent, FHLB advances. The Bank is also an originator of multi-family loans, commercial real estate loans, construction loans, commercial business loans and consumer loans. Consumer loans include auto loans, boat loans, loans on deposit accounts and other secured and unsecured personal loans.

The Bank had cash and investments of $9.5 million, or 10.7 percent of its assets, excluding FHLB stock which totaled $678,000 or 0.8 percent of assets at March 31, 2015. Deposits, principal payments, loan sales, FHLB advances and equity have been the primary sources of funds for the Bank’s lending and investment activities.

The total amount of stock to be sold in the stock conversion will be $7.0 million or 700,000 shares at $10 per share based on the midpoint of the appraised value of $7.0 million. The net conversion proceeds will be $5.9 million, reflecting conversion expenses of approximately $1.15 million. The actual cash proceeds to the Bank of $4.9 million will represent 50.0 percent of the net conversion proceeds at the midpoint. The ESOP will represent 8.00 percent of the gross shares issued or 56,000 shares at $10 per share, representing $560,000. The Bank’s net proceeds will be used to fund new loans and to invest in securities following their initial deployment to short term investments. The Bank may also use the proceeds to expand services, expand operations, diversify into other businesses, or for any other purposes authorized by law. The Corporation will use its proceeds to fund the ESOP or to purchase short-and intermediate-term government or federal agency securities.

The Bank has experienced a modest deposit decrease over the past four fiscal years, with deposits decreasing 4.8 percent from December 31, 2010, to December 31, 2014, or an average of 1.2 percent per year. From December 31, 2014, to March 31, 2015, deposits then increased by 5.0 percent or 20.0 percent on an annualized basis, compared to a decrease of 10.0 percent in fiscal 2014.

General (cont.)

The Bank has focused on reducing its loan portfolio during the past four years, on improving its asset quality position, on strengthening its net interest margin and on maintaining a reasonable equity to assets ratio. Equity to assets decreased from 13.85 percent of assets at December 31, 2010, to 11.03 percent at December 31, 2014, due primarily to the Bank’s loss in fiscal 2014, partially reduced by the Bank’s shrinkage in assets.

The primary lending strategy of New Buffalo Savings has been to focus on the origination of adjustable-rate and fixed-rate one-to four-family mortgage loans, the origination of commercial real estate and multi-family loans, the origination of commercial business loans and the origination of construction loans, with less activity in consumer loans.

The Bank’s share of one- to four-family mortgage loans has increased modestly from 45.2 percent of gross loans at December 31, 2013, to 50.1 percent as of March 31, 2015. Commercial real estate and multi-family loans decreased from 38.1 percent of loans to 36.5 percent of loans, and construction loans decreased from 13.4 percent of loans to 10.7 percent from December 31, 2013, to March 31, 2015. All types of real estate loans as a group increased slightly from 96.7 percent of gross loans at December 31, 2013, to 97.3 percent at March 31, 2015. The increase in real estate loans was offset by the Bank’s decrease in commercial loans. The Bank’s share of commercial loans witnessed a decrease in their share of loans from 2.9 percent at December 31, 2013, to 2.1 percent at March 31, 2015, and the Bank’s share of consumer loans increased from a minimal 0.4 percent to 0.6 percent during the same time period.

Management’s internal strategy has also included continued emphasis on maintaining an adequate and appropriate level of allowance for loan losses relative to loans and nonperforming assets in recognition of the more stringent requirements within the industry to establish and maintain a higher level of general valuation allowances and also in recognition of the Bank’s

General (cont.)

level of nonperforming assets. At December 31, 2013, New Buffalo Savings had $1,273,000 in its loan loss allowance or 2.10 percent of gross loans, and 88.0 percent of nonperforming loans with the loan loss allowance decreasing to $1,147,000 and representing a lower 1.60 percent of gross loans and a higher 118.7 percent of nonperforming loans at March 31, 2015.

The basis of earnings for the Bank has been interest income from loans and investments with the net interest margin being the key determinant of net earnings with a continued emphasis on strengthening noninterest income and controlling noninterest expenses. With a primary dependence on net interest margin for earnings, current management will focus on striving to strengthen the Bank’s net interest margin without undertaking excessive credit risk combined with controlling the Bank’s interest risk position and increasing noninterest income, reducing nonperforming assets, and controlling noninterest expenses.

PERFORMANCE OVERVIEW

The financial position of New Buffalo Savings at fiscal year end December 31, 2010, through December 31, 2014, and at March 31, 2015, is shown in Exhibits 1 and 2, and the earnings performance of New Buffalo Savings for the fiscal years 2010 through 2014 and for the twelve months ended March 31, 2015, is shown in Exhibits 3 and 4. Exhibit 5 provides selected financial data at December 31, 2013 and 2014, and at March 31, 2015. New Buffalo Savings has experienced a rise in its loan portfolio, a decrease in its asset base, an increase in cash and investments, and a decrease in retail deposits from 2013 through 2014. The most recent trend for the Bank from December 31, 2014, through March 31, 2015, was a modest decrease in assets, a modest increase in cash and investments, a moderate decrease in loans with a moderate increase in deposits.

With regard to the Bank’s historical financial condition, New Buffalo Savings has experienced a modest decrease in assets from December 31, 2013, to December 31, 2014, with a modest increase in loans, a moderate decrease in deposits and a moderate decrease in the dollar level of equity over the past year.

The Bank witnessed a decrease in assets of $3.7 million or 3.9 percent for the period of December 31, 2013, to December 31, 2014. For the three months ended March 31, 2015, assets decreased $1.6 million or 1.7 percent, or 6.8 percent, annualized. Over the past four fiscal periods, the Bank experienced its largest dollar decrease in assets of $5.9 million in fiscal year 2011, due primarily to a $5.5 million decrease in loans, with a $2.1 million decrease in deposits and a $4.5 million decrease in FHLB advances. During the Bank’s most recent fiscal year of 2014, assets decreased $3.7 million or 3.9 percent, compared to an increase of $218,000 or 0.2 percent in 2013.

New Buffalo Savings’ net loan portfolio, which includes mortgage loans and nonmortgage loans, increased from $56.8 million at December 31, 2013, to $72.9 million at December 31, 2014, and represented a total increase of $16.1 million, or 28.3 percent.

Performance Overview (cont.)

For the three months ended March 31, 2015, net loans decreased $2.4 million or 3.3 percent to $70.5 million.

New Buffalo Savings has obtained funds through deposits and FHLB advances with a moderate use of FHLB advances totaling $6.9 million at March 31, 2015. The Bank’s competitive rates for deposits in its local market in conjunction with its focus on service have been the sources for competing for retail deposits. Deposits decreased $7.6 million or 10.0 percent from fiscal 2013 to 2014. For the three months ended March 31, 2015, deposits increased by $3.4 million or 5.0 percent to $71.3 million.

The Bank witnessed a decrease in its dollar equity level from 2013 to 2014. Equity increased slightly in the three months ended March 31, 2015. At December 31, 2013, the Bank had an equity level of $12.4 million, representing a 13.15 percent equity to assets ratio and decreased to $10.0 million at December 31, 2014, representing a lower 11.03 percent equity to assets ratio. At March 31, 2015, equity was a slightly higher $10.1 million and was a modestly higher 11.30 percent of assets.

The overall decrease in the equity to assets ratio from December 31, 2013, to March 31, 2015, was the result of the Bank’s losses in 2013 and 2014. The dollar level of equity decreased 23.8 percent from December 31, 2012, to December 31, 2014, representing an average annual decrease of 11.9 percent, and then increased 0.6 percent from December 31, 2014, through March 31, 2015.

INCOME AND EXPENSE

Exhibit 6 presents selected operating data for New Buffalo Savings. This table provides key income and expense figures in dollars for the fiscal years of 2013 and 2014, and for the three months ended March 31, 2014 and 2015.

New Buffalo Savings witnessed a modest decrease in its dollar level of interest income from fiscal 2013 to fiscal 2014. Interest income was $3.0 million in 2013 and a lower $2.9 million in 2014. Interest income then increased modestly in the three months ended March 31, 2015, to $812,000 or $3.2 million, annualized, compared to $2.9 million in 2014.

The Bank’s interest expense experienced a moderate decrease from fiscal year 2013 to 2014. Interest expense decreased from $725,000 in 2013 to $593,000 in 2014, representing a decrease of $132,000 or 18.2 percent. Interest income decreased a lesser $88,000 or 2.9 percent. Such decrease in interest income from 2013 to 2014, notwithstanding the larger decrease in interest expense, resulted in a dollar increase in annual net interest income and an increase in net interest margin. Interest expense then increased in the three months ended March 31, 2015, to $167,000 or $668,000, annualized, compared to $593,000 in interest expense in fiscal 2014.

The Bank recognized provisions for loan losses in each of the past two fiscal years of 2013 and 2014 but made no provisions in the three months ended March 31, 2015. The amounts of those provisions were determined in recognition of the Bank’s levels of loans, nonperforming assets, charge-offs and repossessed assets. The loan loss provisions were $280,000 in 2013 and $(100,000) in 2014, with no provisions in the three months ended March 31, 2015. The impact of these loan loss provisions has been to provide New Buffalo Savings with a general valuation allowance of $1,147,000 at March 31, 2015, or 1.60 percent of gross loans and 118.7 percent of nonperforming loans.

Income and Expense (cont.)

Total other income or noninterest income indicated an increase in dollars from 2013 to 2014. Noninterest income was $1.1 million or 1.12 percent of assets in 2013, including $219,000 in gains on the sale of loans and $220,000 in gains on foreclosed assets and a lower $450,000 in fiscal year 2014 or 0.50 percent of assets, including a $110,000 loss on foreclosed assets and $47,000 in gains on the sale of loans in 2014. In the three months ended March 31, 2015, noninterest income was $246,000, representing 1.10 percent of assets on an annualized basis. Noninterest income consists primarily of service charges, bank-owned life insurance income, loan servicing fees, gains on the sale of loans and other income.

The Bank’s general and administrative expenses or noninterest expenses increased from $3.80 million for the fiscal year of 2013 to $5.32 million for the fiscal year ended December 31, 2014, representing an increase of 40.0 percent and due primarily to a one-time compensation expense, and then decreased to $3.32 million for the three months ended March 31, 2015, on an annualized basis, representing a decrease of 37.6 percent from fiscal 2014. On a percent of average assets basis, operating expenses increased from 3.91 percent of average assets for the fiscal year ended December 31, 2013, to 6.03 percent for the fiscal year ended December 31, 2014, and then decreased to 3.74 percent for the three months ended March 31, 2015, annualized.

The net earnings position of New Buffalo Savings has indicated noticeable volatility in 2013 and 2014 and in the three months ended March 31, 2015. The annual net income (loss) figures for the fiscal years of 2013 and 2014 were $(685,000) and $(2,435,000), respectively, representing returns on average assets of (0.71) percent and (2.74) percent for fiscal years 2013, and 2014, respectively. For the three months ended March 31, 2015, New Buffalo Savings had net income of $61,000, representing a return on average assets of 0.27 percent, annualized.

Exhibit 7 provides the Bank’s normalized earnings or core earnings for the twelve months ended March 31, 2015. The Bank’s normalized earnings typically eliminate any nonrecurring income and expense items. There were two income adjustment and two expense adjustments

Income and Expense (cont.)

resulting in the normalized loss being less than actual loss for the twelve months ended March 31, 2015, and equal to a loss of $541,000. The core income adjustments were an increase in gains on sale of loans of $86,000 and a reduction in losses on sale of REO of $164,000 and expense adjustments of $963,000 for one-time compensation costs and $86,000 for legal fees.

The key performance indicators comprised of selected performance ratios, asset quality ratios and capital ratios are shown in Exhibit 8 to reflect the results of performance. The Bank’s return on average assets changed from (0.71) percent in fiscal year 2013, to (2.74) percent in 2014, with the lower earnings in 2014 due primarily to the Bank’s higher operating expenses. Return on average assets was a higher 0.27 percent, annualized, for the three months ended March 31, 2015.

The Bank’s net interest rate spread increased from 2.46 percent in 2013 to 2.90 percent in 2014, and then increased to 3.28 percent for the three months ended March 31, 2015. The Bank’s net interest margin indicated a similar trend, increasing from 2.62 percent in 2013 to 3.02 percent in 2014, and then increased to 3.34 percent for the three months ended March 31, 2015. New Buffalo Savings’ net interest rate spread increased 44 basis points from 2013 to 2014 and then increased 38 basis points in the three months ended March 31, 2015. The Bank’s net interest margin followed a similar trend, increasing 40 basis points from 2013 to 2014 and then increasing 32 basis points for the three months ended March 31, 2015.

The Bank’s return on average equity decreased from 2013 to 2014. The return on average equity decreased from (5.24) percent in 2013, to (20.59) percent in 2014, and then increased to 2.43 percent, annualized, for the three months ended March 31, 2015.

New Buffalo Savings’ ratio of average interest-earning assets to interest-bearing liabilities decreased modestly from 119.46 percent at December 31, 2013, to 115.15 percent at

Income and Expense (cont.)

December 31, 2014, and then decreased to 106.84 percent at March 31, 2015. The Bank’s overall decrease in its ratio of interest-earning assets to interest-bearing liabilities is primarily the result of the Bank’s decrease in equity.

The Bank’s ratio of noninterest expenses to average assets increased from 3.92 percent in fiscal year 2013 to 6.00 percent in fiscal year 2014, due to a one-time compensation cost, and then decreased noticeably to 3.74 percent, based on the three months ended March 31, 2015, annualized. Another key noninterest expense ratio reflecting efficiency of operation is the ratio of noninterest expenses to noninterest income plus net interest income referred to as the “efficiency ratio.” The industry norm is 59.4 percent for all thrifts and 80.1 percent for thrifts with assets of less than $100.0 million, with the lower the ratio indicating higher efficiency. The Bank has been characterized with a moderately lower level of efficiency historically reflected in its higher efficiency ratio, which increased from 113.55 percent in 2013 to 190.93 percent in 2014, and then decreased to 93.15 percent in the three months ended March 31, 2015.

Earnings performance can be affected by an institution’s asset quality position. The ratio of nonperforming loans to total loans is a key indicator of asset quality. New Buffalo Savings witnessed an increase in its nonperforming loans ratio from 2013 to 2014, which then decreased in the three months ended March 31, 2015, and the ratio is currently above the industry norm. Nonperforming loans, by definition, consist of loans delinquent 90 days or more, troubled debt restructurings that have not been performing for at least three months, and nonaccruing loans. New Buffalo Savings’ nonperforming loans consisted primarily of nonaccrual loans. The ratio of nonperforming loans to total loans was 1.38 percent at March 31, 2015, decreasing from 1.65 percent at December 31, 2014, and from 2.49 percent at December 31, 2013. The Bank’s ratio of nonperforming assets to total assets was a higher 1.76 percent at March 31, 2015, decreasing from 2.79 percent at December 31, 2013.

Income and Expense (cont.)

Two other indicators of asset quality are the Bank’s ratios of allowance for loan losses to total loans and also to nonperforming loans. The Bank’s allowance for loan losses was 2.19 percent of loans at December 31, 2013, and decreased to 1.56 percent at December 31, 2014, and then increased to 1.64 percent of loans at March 31, 2015. As a percentage of nonperforming loans, New Buffalo Savings’ allowance for loan losses to nonperforming loans was 88.04 percent at December 31, 2013, a higher 94.79 percent at December 31, 2014, and a higher 118.74 percent at March 31, 2015.

Exhibit 9 provides the changes in net interest income due to rate and volume changes for the 2014 fiscal year and for the three months ended March 31, 2015. For the year ended December 31, 2014, net interest income increased $44,000, due to a decrease in interest income of $88,000, reduced by an $132,000 decrease in interest expense. The decrease in interest income was due to a decrease due to rate of $126,000 reduced by an increase due to volume of $38,000. The decrease in interest expense was due to a $31,000 decrease due to rate, accented by a $101,000 decrease due to volume.

For the three months ended March 31, 2015, net interest income increased $83,000, due to an increase in interest income of $97,000, reduced by a $14,000 increase in interest expense. The increase in interest income was due to an increase due to volume of $148,000 reduced by a decrease due to rate of $51,000. The increase in interest expense was due to a $20,000 increase due to volume, reduced by an $6,000 decrease due to rate.

YIELDS AND COSTS

The overview of yield and cost trends for the years ended December 31, 2013 and 2014, for the three months ended March 31, 2014 and 2015, and at March 31, 2015, can be seen in Exhibit 10, which offers a summary of key yields on interest-earning assets and costs of interest-bearing liabilities.

New Buffalo Savings’ weighted average yield on its loan portfolio decreased 26 basis points from fiscal year 2013 to 2014, from 4.90 percent to 4.64 percent and then decreased 27 basis points to 4.37 percent for the three months ended March 31, 2015. The yield on investment securities increased 11 basis points from 1.28 percent in 2013 to 1.39 percent in fiscal year 2014. The Bank had no investment securities at March 31, 2015. The yield on other interest-earning assets increased 19 basis points from fiscal year 2013 to 2014, from 0.17 percent to 0.36 percent, and then increased 88 basis points to 1.24 percent for the three months ended March 31, 2015. The combined weighted average yield on all interest-earning assets increased 33 basis points to 3.78 percent, from fiscal year 2013 to 2014, increased 43 basis points to 4.21 percent for the three months ended March 31, 2015, then increased another 14 basis points to 4.34 percent at March 31, 2015.

New Buffalo Savings’ weighted average cost of interest-bearing liabilities decreased 11 basis points to 0.88 percent from fiscal year 2013 to 2014, which was less than the Bank’s 33 basis point increase in yield, resulting in an increase in the Bank’s net interest rate spread of 44 basis points from 2.46 percent to 2.90 percent from 2013 to 2014. Then the Bank’s interest rate spread increased 38 basis points to 3.28 percent for the three months ended March 31, 2015, and then increased 8 basis points to 3.36 percent at March 31, 2015. The Bank’s net interest margin increased from 2.62 percent in fiscal year 2013 to 3.02 percent in fiscal year 2014, representing an increase of 40 basis points, and then increased 32 basis point to 3.34 percent for the three months ended March 31, 2015.

Yields and Costs (cont.)

The Bank’s ratio of average interest-earning assets to interest-bearing liabilities decreased from 119.46 percent for the year ended December 31, 2013, to 106.84 percent for the three months ended March 31, 2015.

INTEREST RATE SENSITIVITY

New Buffalo Savings has monitored its interest rate sensitivity position and focused on maintaining a reasonable level of interest rate risk exposure by maintaining higher shares of adjustable-rate residential mortgage loans and adjustable-rate home equity loans, and modest shares of commercial real estate and multi family loans to offset its higher share of fixed-rate residential mortgage loans. New Buffalo Savings recognizes the thrift industry’s historically higher interest rate risk exposure, which caused a negative impact on earnings and economic value of equity in the past as a result of significant fluctuations in interest rates, specifically rising rates in the past. Such exposure was due to the disparate rate of maturity and/or repricing of assets relative to liabilities commonly referred to as an institution’s “gap.” The larger an institution’s gap, the greater the risk (interest rate risk) of earnings loss due to a decrease in net interest margin and a decrease in economic value of equity or portfolio loss. In response to the potential impact of interest rate volatility and negative earnings impact, many institutions have taken steps to reduce their gap position. This frequently results in a decline in the institution’s net interest margin and overall earnings performance. New Buffalo Savings has responded to the interest rate sensitivity issue by increasing its shares of adjustable-rate one to four family loans, including home equity loans and controlling its fixed-rate one- to four-family loans through the sale of loans in the secondary market.

The Bank measures its interest rate risk through the use of its net portfolio value of equity (“NPV”) of the expected cash flows from interest-earning assets and interest-bearing liabilities and any off-balance sheets contracts. The NPV for the Bank is calculated on a quarterly basis by an outside firm, showing the Bank’s NPV to asset ratio, the dollar change in NPV, and the change in the NPV ratio for the Bank under rising and falling interest rates. Such changes in the NPV ratio under changing rates are reflective of the Bank’s interest rate risk exposure.

Interest Rate Sensitivity (cont.)

There are numerous factors which have a measurable influence on interest rate sensitivity in addition to changing interest rates. Such key factors to consider when analyzing interest rate sensitivity include the loan payoff schedule, accelerated principal payments, sale of fixed-rate loans, deposit maturities, interest rate caps on adjustable-rate mortgage loans and deposit withdrawals.

Exhibit 11 provides the Bank’s NPV levels and ratios as of March 31, 2015, based on the most recent calculations and reflects the changes in the Bank’s NPV levels under rising and declining interest rates.

The Bank’s change in its NPV level at March 31, 2015, based on a rise in interest rates of 100 basis points was a 0.2 percent decrease, representing a dollar decrease in equity value of $17,000. In contrast, based on a decline in interest rates of 100 basis points, the Bank’s NPV level was estimated to increase 3.6 percent or $356,000 at March 31, 2015. The Bank’s exposure increases to a 0.9 percent decrease under a 200 basis point rise in rates, representing a dollar decrease in equity of $86,000. The Bank’s exposure is not reasonably measurable based on a 200 basis point decrease in interest rates, due to the currently low level of interest rates.

The Bank’s post shock NPV ratio based on a 200 basis point rise in interest rates is 11.20 percent and indicates a 19 basis point increase from its 11.01 percent based on no change in interest rates.

The Bank is aware of its interest rate risk exposure under rapidly rising rates and falling rates. Due to New Buffalo Savings’ recognition of the need to control its interest rate exposure, the Bank has been moderately active in the origination of adjustable-rate loans. The Bank plans to increase its lending activity in the future and continue to maintain a moderate share of adjustable-rate loans. The Bank will also continue to focus on strengthening its NPV ratio, recognizing the planned conversion and stock offering will strengthen the Bank’s equity level and NPV ratio, based on any change in interest rates.

LENDING ACTIVITIES

New Buffalo Savings has focused its lending activity on the origination of conventional mortgage loans secured by one- to four-family dwellings, commercial real estate and multi-family loans, construction loans, home equity loans, consumer loans and commercial business loans. Exhibit 12 provides a summary of New Buffalo Savings’ loan portfolio by loan type at December 31, 2013 and 2014, and at March 31, 2015.

The primary loan type for New Buffalo Savings has been residential loans secured by one- to four-family dwellings, representing a moderate 50.1 percent of the Bank’s gross loans as of March 31, 2015, which includes loans held-for-sale. This share of loans has seen a modest increase from 45.2 percent at December 31, 2013. The second largest real estate loan type as of March 31, 2015, was combined commercial real estate and multi-family loans, which comprised a relatively strong 36.5 percent of gross loans at March 31, 2015, compared to 38.1 percent as of December 31, 2013. The third largest real estate loan type was construction loans, which comprised a moderate 10.7 percent of gross loans at March 31, 2015, compared to a larger 13.4 percent at December 31, 2013. These three real estate loan categories represented a strong 97.3 percent of gross loans at March 31, 2015, compared to a similar 96.7 percent of gross loans at December 31, 2013.

Home equity loans and lines of credit are included in mortgage loans and represented a moderate size loan category for New Buffalo Savings. These home equity loans totaled $4.1 million and represented 5.7 percent of gross loans at March 31, 2015, compared to a slightly larger $2.3 million or 3.7 percent of gross loans at December 31, 2013.

Commercial loans represented a modest size loan category for New Buffalo Savings. Commercial loans totaled $1.5 million and represented 2.1 percent of gross loans at March 31, 2015, compared to a larger $1.7 million or 2.9 percent of gross loans at December 31, 2013.

The consumer loan category was the smallest loan category at March 31, 2015, and represented a modest $422,000 or 0.6 percent of gross loans compared to 0.4 percent at

Lending Activities (cont.)

December 31, 2013. Consumer loans were also the smallest loan category at December 31, 2013. The Bank’s consumer loans include automobile and boat loans, savings account loans, and other secured and unsecured loans. The overall mix of loans has witnessed modest changes from December 31, 2013, to March 31, 2015, with the Bank having increased its share of one- to four-family loans and consumer loans to offset its decreases in commercial real estate and multi-family loans, construction loans and commercial loans.

The emphasis of New Buffalo Savings’ lending activity is the origination of conventional mortgage loans secured by one- to four-family residences. Such residences are located primarily in Berrien County, Michigan and La Port, Lake and Porter Counties in Indiana. At March 31, 2015, 50.1 percent of New Buffalo Savings’ gross loans consisted of loans secured by one- to four-family residential properties.

The Bank offers three types of adjustable-rate mortgage loans, (“ARMs”) with adjustment periods of five years, seven years and ten years. The interest rates on ARMs are generally indexed to the weekly average yield on U.S. Treasury rate securities adjusted to a constant maturity of one year. ARMs have a maximum rate adjustment of 2.0 percent at each adjustment period and 5.0 percent for the life of the loan. Rate adjustments are computed by adding a stated margin to the index, the U.S. Treasury securities rate. The Bank normally retains all ARMs which it originates. The majority of ARMs have terms of up to 30 years, which is the maximum term offered, with some loans having terms of 15 and 20 years.

The Bank’s one- to four-family mortgage loans remain outstanding for shorter periods than their contractual terms, because borrowers have the right to refinance or prepay. These mortgage loans contain “due on sale” clauses which permit the Bank to accelerate the indebtedness of the loan upon transfer of ownership of the mortgage property.

Lending Activities (cont.)

The Bank’s other key mortgage loan product is a fixed-rate mortgage loan with New Buffalo Savings’ fixed-rate mortgage loans having terms of 15 years, 20 years and 30 years with a focus on 15 years or less. Fixed-rate mortgage loans have a maximum term of 30 years. The Bank’s fixed-rate mortgage loans normally conform to FHLMC underwriting standards, which enables the Bank to sell a portion of these loans in the secondary market with the Bank normally retaining the servicing.

The normal loan-to-value ratio for conventional mortgage loans to purchase or refinance one-to four-family dwellings generally does not exceed 80 percent at New Buffalo Savings, even though the Bank is permitted to make loans up to a 95.0 percent loan-to-value ratio. While the Bank does make loans up to 95.0 percent of loan-to-value, the Bank requires private mortgage insurance for the amount in excess of the 80.0 percent loan-to-value ratio for fixed-rate loans and adjustable-rate loans. Mortgage loans originated by the Bank include due-on-sale clauses enabling the Bank to adjust rates on fixed-rate loans in the event the borrower transfers ownership. The Bank also requires an escrow account for insurance and taxes on loans with a loan-to-value ratio in excess of 80.0 percent.

New Buffalo Savings has also been an originator of adjustable-rate and fixed-rate commercial real estate loans and multi-family loans in the past and will continue to make multi-family and commercial real estate loans. The Bank had a total of $26.2 million in commercial real estate and multi-family loans combined at March 31, 2015, or 36.5 percent of gross loans, compared to a smaller $23.1 million but a larger 38.1 percent of gross loans at December 31, 2013.

The major portion of commercial real estate and multi-family loans are secured by apartment buildings, small retail establishments, office buildings, warehouses, and other owner-occupied properties used for business. Most of the multi-family and commercial real estate loans are fully amortizing with an amortization period of up to 20 years. The maximum loan-to-value ratio is normally 75.0 percent.

Lending Activities (cont.)

The Bank also originates home equity loans. The Bank had $4.1 million or 5.7 percent of gross loans in home equity loans at March 31, 2015. Home equity loans normally have a term of up to ten years with an adjustable interest rate for the term of the loan and a loan-to-value ratio of no more than 80.0 percent, if the first mortgage loan is held by New Buffalo Savings. The Bank’s home equity lines of credit provide for interest only payments during the term of the loan with the principal amount due at the end of the loan term.

New Buffalo Savings is also an originator of construction loans, with these loans totaling $7.7 million at March 31, 2015, and representing 10.7 percent of gross loans. Construction loans have a normal term of 12 months and provide for interest only payments during the construction phase. Upon completion of construction, the construction loans convert to a longer-term permanent mortgage loan. Construction loans have a normal loan-to-value ratio of 80.0 percent.

The Bank originates commercial business and industrial loans, which totaled $1.5 million at March 31, 2015, and represented a modest 2.1 percent of gross loans. Commercial business loans normally have terms ranging from one year to seven years. Commercial and industrial loans are generally secured by equipment, furniture and fixtures, inventory, accounts receivable or other business assets.

New Buffalo Savings is also an originator of consumer loans, with these loans totaling only $422,000 at March 31, 2015, and representing 0.6 percent of gross loans. Consumer loans primarily include automobile and boat loans, share loans, and other secured and unsecured loans.

Lending Activities (cont.)

Exhibit 13 provides a loan maturity schedule and breakdown and summary of New Buffalo Savings’ fixed- and adjustable-rate loans, indicating a majority of adjustable-rate loans. At December 31, 2014, 51.2 percent of the Bank’s loans due after December 31, 2015, were adjustable- rate and 48.8 percent were fixed-rate. At December 31, 2014, the Bank had 11.2 percent of its loans due on or before December 31, 2015, or in one year or less, with 23.7 percent due by December 31, 2019, or in one to five years. The Bank had a moderate 37.0 percent of its loans with a maturity of more than 15 years.

As indicated in Exhibit 14, New Buffalo Savings experienced a moderate increase in its one-to four-family loan originations and total loan originations from fiscal year 2013 to 2014, which then decreased based on the three months ended March 31, 2015, annualized. Total loan originations in fiscal year 2013 were $31.7 million compared to a lesser $30.5 million in fiscal year 2014, reflective of lower levels of construction loans, commercial real estate and multi-family loans and commercial business loans originated, decreasing from a combined $19.5 million to $13.6 million. The increase in one- to four-family loan originations from 2013 to 2014 of $4.6 million exceeded the Bank’s $1.1 million aggregate decrease in total loan originations from 2013 to 2014, with consumer loans increasing $183,000. Commercial real estate and multi-family loan originations decreased $3.0 million from 2013 to 2014, construction loans decreased $1.1 million from 2013 to 2014, and commercial business loans decreased $1.9 million.

In the three months ended March 31, 2015, total loan originations were $2.8 million, or $11.2 million, annualized, indicating a decrease of $19.3 million from the $30.5 million in loan originations in the year ended December 31, 2014. One- to four-family loan originations, annualized, indicated a decrease in originations of $6.7 million in the three months ended March 31, 2015, compared to the full year ended December 31, 2014, and commercial real estate and multi-family loans, annualized, indicated a decrease in originations of $8.7 million in the same period, compared to the full year ended December 31, 2014.

Lending Activities (cont.)

Overall, loan originations and purchases fell short of loan sales, principal payments, charge-offs, loan repayments and other deductions in 2013 and in the three months ended March 31, 2015, due to moderate activity in loan sales. In fiscal 2013, loan originations fell short of reductions by $6.3 million, impacted by $8.3 million in loans sold, then exceeded reductions by $13.9 million in 2014, impacted by a lesser $1.5 million in loans sold, and fell short of reductions by $2.9 million in the three months ended March 31, 2015, due to $3.8 million in loans sold.

NONPERFORMING ASSETS

New Buffalo Savings understands asset quality risk and the direct relationship of such risk to delinquent loans and nonperforming assets, including real estate owned. The quality of assets has been a key concern to financial institutions throughout many regions of the country. A number of financial institutions have been confronted with rapid increases in their levels of nonperforming assets over the past few years and have been forced to recognize significant losses, setting aside major valuation allowances.

A sharp increase in nonperforming assets has often been related to specific regions of the country and has frequently been associated with higher risk loans, including purchased commercial real estate loans and multi-family loans. New Buffalo Savings has experienced a moderate level of nonperforming assets, with nonperforming assets decreasing moderately in 2014 and then increasing slightly in the three months ended March 31, 2015.

Exhibit 15 provides a summary of New Buffalo Savings’ delinquent loans at December 31, 2013 and 2014, and at March 31, 2015, indicating an overall decrease in the dollar amount of delinquent loans from December 31, 2013, to March 31, 2015. The Bank had $592,000 in loans delinquent 30 to 89 days at March 31, 2015. Loans delinquent 90 days or more totaled $405,000 at March 31, 2015, with these two categories representing 1.39 percent

Nonperforming Assets (cont.)

of gross loans, with most of them one- to four-family real estate loans. At December 31, 2013, delinquent loans of 30 to 89 days totaled $748,000 or 1.23 percent of gross loans and loans delinquent 90 days or more totaled $252,000 or 0.42 percent of gross loans for a combined total of $1,000,000 and a share of 1.65 percent of gross loans, compared to a lower $997,000 and a lower 1.39 percent of gross loans at March 31, 2015.

It is normal procedure for New Buffalo Savings’ board to review loans delinquent 90 days or more on a monthly basis, to assess their collectibility and possibly commence foreclosure proceedings. When a loan is delinquent 15 days, the Bank sends a reminder notice to the borrower and may be accompanied by a phone call, and after 30 days delinquency, another letter is sent. The Bank then initiates both written and oral communication with the borrower if the loan remains delinquent and sends an additional notice 45 days of delinquency. When the loan becomes delinquent 90 days, the Bank will send a certified letter explaining that the entire balance is due. If the borrower does not respond, the Bank generally initiates foreclosure. The Bank generally initiates foreclosure when a loan has been delinquent 150 to 180 days and no workout agreement has been reached.

Exhibit 16 provides a summary of New Buffalo Savings’ nonperforming assets at December 31, 2013 and 2014, and at March 31, 2015. Nonperforming assets, by definition, include loans 90 days or more past due, nonaccruing loans, troubled debt restructurings that have not performed, and repossessed assets. The Bank carried a lower level of nonperforming assets at March 31, 2015, relative to December 31, 2013. New Buffalo Savings’ level of nonperforming assets was $2,638,000 at December 31, 2013, and a lower $1,458,000 at December 31, 2014, which represented 2.79 percent of assets in 2013 and 1.61 percent in 2014. The Bank’s nonperforming assets included $1,446,000 in nonaccrual loans, no loans 90 days or more past due and $1,192,000 in real estate owned for a total of $2,638,000 at December 31, 2013, with $248,000 in real estate owned, no loans 90 days or more past due, and $1,210,000 in nonaccrual loans at December 31, 2014, for a total of $1,458,000. At March 31, 2015, nonperforming assets were a similar $1,572,000 or 1.76 percent of assets and included no loans 90 days or more past due, $966,000 in nonaccrual loans and $606,000 in real estate owned.

Nonperforming Assets (cont.)

New Buffalo Savings’ levels of nonperforming assets were lower than its levels of classified assets. The Bank’s ratios of classified assets to assets, excluding special mention assets, were 3.29 percent of assets at December 31, 2013, 3.49 percent at December 31, 2014, and 3.10 percent at March 31, 2015 (reference Exhibit 17). The Bank’s classified assets consisted of $2,765,000 in substandard assets, with no assets classified as doubtful or loss at March 31, 2015. The Bank had no assets classified as loss or doubtful at December 31, 2013, and December 31, 2014, and $731,000 classified as doubtful at December 31, 2014.

Exhibit 18 shows New Buffalo Savings’ allowance for loan losses at December 31, 2013 and 2014, and at March 31, 2015, indicating the activity and the resultant balances. New Buffalo Savings has witnessed a modest decrease in its balance of allowance for loan losses from $1,273,000 at December 31, 2013, to $1,147,000 at March 31, 2015, in response to its decrease in real estate owned and nonperforming loans. The Bank had provisions for loan losses of $280,000 in fiscal 2013, $(100,000) in fiscal 2014, and zero in the three months ended March 31, 2015.

The Bank had total charge-offs of $1,299,000 in 2013 and $26,000 in 2014, with no recoveries in 2013 or 2014. The Bank had no charge-offs or recoveries in the three months ended March 31, 20150. The Bank’s ratio of allowance for loan losses to gross loans was 2.19 percent at December 31, 2013, and a lower 1.64 percent at March 31, 2015, due to a decrease in real estate owned and nonaccrual loans. Allowance for loan losses to nonperforming loans was 88.04 percent at December 31, 2013 and a higher 118.7 percent at March 31, 2015.

INVESTMENTS

The investment and securities portfolio, excluding interest-bearing deposits, has been comprised of U.S. government and federal agency obligations, municipal obligations and mortgage-backed securities. Exhibit 19 provides a summary of New Buffalo Savings’ investment portfolio at December 31, 2013 and 2014, and at March 31, 2015, excluding FHLB stock and interest-bearing deposits. The exhibit also includes the Bank’s mortgage-backed securities at December 31, 2013. Investment securities totaled $708,000 at December 31, 2013, based on fair value, compared to zero at December 31, 2014, and at March 31, 2015.

The Bank also had cash and interest-bearing deposits totaling $9.5 million at March 31, 2015, and a larger $27.1 million at December 31, 2013. The Bank had $678,000 in FHLB stock at March 31, 2015. The weighted average yield on investment securities was zero due to the absence of investment securities with a 1.27 percent yield on other interest-earning deposits for the three months ended March 31, 2015.

DEPOSIT ACTIVITIES

The mix of average deposits by amount at December 31, 2013 and 2014, and at March 31, 2015, is provided in Exhibit 20. There has been a modest change in total deposits and a moderate change in the deposit mix during this period. Total average deposits have decreased from $76.4 million at December 31, 2013, to $68.0 million at March 31, 2015, representing a decrease of $8.4 million or 11.0 percent. The average balance of certificates of deposit has decreased from $33.1 million at December 31, 2013, to $27.7 million at March 31, 2015, representing a decrease of $5.4 million or 16.3 percent, while average savings, transaction and MMDA accounts have decreased $3.0 million from $43.3 million at December 31, 2013, to $40.3 million at March 31, 2015 or 6.9 percent.

Exhibit 21 provides a breakdown of certificates by maturity as of March 31, 2015. A strong 40.2 percent of the Bank’s certificates of deposit mature in one to three years. The second largest category of certificates based on maturity was certificates maturing in over three years, which represented 30.9 percent of certificates.

BORROWINGS

New Buffalo Savings has made regular use of FHLB advances (reference Exhibit 22) in each of the years ended December 31, 2013 and 2014, and in the three months ended March 31, 2014 and 2015. The Bank had total FHLB advances of $6.9 million at March 31, 2015, with a weighted average cost of 1.64 percent during the period and a balance of a lesser $1.0 million at December 31, 2013, with a weighted average cost of a higher 2.35 percent during the period.

SUBSIDIARIES

New Buffalo Savings has one subsidiary, NB Service Corporation, a Michigan corporation established to own 8.0 percent of ML Partners, LLC, a multi-bank owned title insurance company.

OFFICE PROPERTIES

New Buffalo Savings had three offices at March 31, 2015, with its home office located in New Buffalo and branches located in Three Oaks and Sawyer, Michigan (reference Exhibit 23). New Buffalo Savings owns its three offices and leases its loan office in Merrillville, Indiana. At March 31, 2015, the Bank’s total investment in fixed assets, based on depreciated cost, was $2.1 million or 2.38 percent of assets.

MANAGEMENT

The president and chief executive officer of New Buffalo Savings is Richard C. Sauerman (reference Exhibit 24). Mr. Sauerman joined the Bank in January 2012 as president and chief executive officer. He was also appointed a director in 2012. Mr. Sauerman previously served as director of commercial lending in the West Region for MainSource Bank. The West Region includes Illinois and the north central part of Indiana. Mr. Sauerman also served as market president of northwest Indiana for MainSource Bank. Mr. Russell N. Dahl is senior vice president and chief financial officer and joined New Buffalo Savings in July 2014. Mr. Dahl has 21 year of experience in managing accounting and financial reporting for two successful credit unions, including Allegius Federal Credit Union in Burns Harbor, Indiana, and Contra Credit Union in Columbus, Indiana. Ms. Karen Gear joined New Buffalo Savings as senior vice president and regional branch manager in 2012. She has over 29 years of banking experience. Previously, Ms. Gear served as a licensed personal banker at Fifth Third Bank in Sawyer,

Management (cont.)

Michigan, from 2003 to 2012. Mr. James Katona joined New Buffalo Savings in August 2013 as senior vice president and chief credit officer. Mr. Katona has over 15 years of banking experience. Mr. Katona was vice president at MainSource Bank in Griffin, Indiana, from 2006 to 2013 and served First Financial Bank in various roles from 1997 to 2005.

II.	DESCRIPTION OF PRIMARY MARKET AREA

New Buffalo Savings’ market area is focused on Berrien County, Michigan, as the Bank has three offices in Berrien County, its home office in New Buffalo and branches in Three Oaks, Michigan and Sawyer, Michigan. The Bank’s primary retail market area is focused on New Buffalo, Three Oaks and Sawyer, while the Bank’s lending market extends into the surrounding Berrien County in Michigan and, to a lesser extent, Lake, LaPorte and Porter Counties, Indiana, served by the Bank’s loan production office in Merrillville. Exhibit 24 shows the trends in5 population, households and income for Berrien County, LaPorte, Lake and Porter Counties, Michigan and the United States. The population trends indicate decreased in Berrien County and Michigan for the period from 2000 to 2010. Berrien County’s population decreased by 3.5 percent, while population in Michigan decreased at a rate of 0.6 percent. LaPorte, Lake and Porter Counties’ population increased by 1.2 percent, 2.4 percent and 12.0 percent, respectively, from 2000 to 2010. The United States’ population increased by 9.7 percent during the same time period. Through 2019, population is projected to decrease by 2.1 percent and 1.0 percent in Berrien and Lake Counties, respectively, while population in LaPorte and Porter Counties, Michigan and the United States is projected to increase by 0.6 percent, 4.4 percent 0.5 percent and 6.2 percent through 2019.

More important is the trend in households. Berrien County experienced a 0.8 percent decrease in households from 2000 through 2010, compared to increases of 3.1 percent in LaPorte County, 3.6 percent in Lake County, 13.4 percent in Porter County, 2.3 percent in Michigan and 10.7 percent in the United States. Berrien County is projected to continue to decrease in households from 2010 through 2019 by 2.0 percent as is Lake County by 1.1 percent. The number of households in LaPorte County, Porter County, Michigan and the United States is projected to increase by 0.6 percent, 4.5 percent, 0.6 percent and 6.6 percent, respectively, through 2019.

Berrien County had 2000 per capita income of $19,952, higher than LaPorte and Lake Counties at $18,913 and $19,639, respectively, but lower than Porter County at $23,957,

Description of Primary Market Area (cont.)

Michigan at $22,168 and the United States at $22,162. Per capita income increased in all areas from 2000 to 2010. Berrien County’s per capita income increased to $23,963, LaPorte, Lake, and Porter Counties’ per capita income increased to $20,982, $21,722 and $25,012, respectively, Michigan’s increased to $24,435 and the United States’ increased to $26,059. In 2000, median household income in Berrien County was $38,567, lower than LaPorte County at $41,430, Lake County at $41,829, Porter County at $53,100, Michigan at $44,667 and the United States with a median household income $41,994. Median household income increased from 2000 to 2010 by 7.1 percent, 5.6 percent, 7.9 percent, 3.9 percent, 4.9 percent and 19.2 percent to $41,320, $43,765, $45,153, $55,186, $46,861 and $50,046 in Berrien County, LaPorte, Lake and Porter Counties, Michigan and the United States, respectively. All areas are also projected to show increases in their median household income levels from 2010 through 2019. Berrien County is projected to experience a median household income increase of 14.2 percent to $47,167, while LaPorte County, Lake County, Porter County, Michigan and the United States are projected to increase by 16.3 percent, 10.6 percent, 20.3 percent, 8.9 percent and 19.1 percent, respectively, to $50,907, $49,929, $66,396, $51,049 and $59,599 median household income, respectively, from 2010 to 2019.

Exhibit 26 provides a summary of key housing data for Berrien, LaPorte, Lake and Porter Counties, Michigan and the United States. In 2000, Berrien County had a lower rate of owner-occupancy of 72.3 percent, lower than LaPorte County at 75.2 percent, Porter County at 76.7 percent and Michigan at 73.8 percent. Lake County and the United States had much lower owner-occupancy rates in 2000 of 69.0 percent and 66.2 percent, respectively. As a result, Berrien County supported a higher rate of renter-occupied housing of 27.7 percent, compared to 24.8 percent in LaPorte County, 31.0 percent in Lake County, 23.3 percent in Porter County, 26.2 percent in Michigan and 33.8 percent in the United States. In 2010, owner-occupied housing decreased slightly in Berrien County to 71.5 percent, decreased in LaPorte County to 73.6 percent, increased slightly in Lake County to 69.3 percent, decreased slightly in Porter County to 76.3 percent, decreased in Michigan to 72.1 percent and decreased in the United States to 65.4

Description of Primary Market Area (cont.)

percent. Conversely, the renter-occupied rates increased slightly in all areas except Lake County, which decreased to 30.7 percent. Renter-occupied rates increased in Berrien County to 28.5 percent, in LaPorte County to 28.5 percent, in Lake County to 30.7 percent, in Porter County to 23.7 percent, in Michigan to 27.9 percent and in the United States to 34.6 percent.

Berrien County’s 2000 median housing value was $94,700, higher only than LaPorte County at $93,500, but lower than Lake County at $97,500, Porter County at $127,000, Michigan at $115,600 and the United States at $119,600. The 2000 median rent of Berrien County was $476, which was again lower than the other market area counties of LaPorte County at $495, Lake County at $544 and Porter County at $625 and lower than Michigan’s median rent of $546 and the United States’ median rent of $602. In 2010, median housing values had increased in Berrien County to $138,100, in LaPorte County to $125,200, in Lake County to $135,800, in Porter County to $166,200, in Michigan to $136,600 and in the United States to $186,200. The 2010 median rent levels were $585, $693, $809, $853, $724 and $871 in Berrien, LaPorte, Lake and Porter Counties, Michigan and the United States, respectively.

In 2000, the major source of employment for Berrien County by industry group, based on share of employment, was the services industry at 41.8 percent. The services industry was also responsible for the majority of employment in the other three counties, Michigan and the United States with 39.2 percent of jobs in LaPorte County, 45.1 percent in Lake County, 46.2 percent of jobs in Porter County, 43.7 percent of jobs in Michigan and 46.7 percent in the United States (reference Exhibit 27). The manufacturing industry was the second major employer in all four counties and Michigan at 24.6 percent, 25.7 percent, 18.7 percent, 21.6 percent and 22.5 percent in Berrien, LaPorte, Lake and Porter Counties and Michigan but was the third largest employer in the United States at 14.1 percent The wholesale/retail trade group was the third major overall employer in Berrien, LaPorte, Lake and Porter Counties and Michigan at 13.7 percent, 14.7 percent, 15.3 percent, 14.5 percent and 15.2 percent, and the wholesale/retail trade group was the second major overall employer in the United States with 15.3 percent of employment. The agriculture/mining group, construction group, transportation/utilities, information and

Description of Primary Market Area (cont.)

finance/insurance/real estate group combined to provide 19.9 percent of employment in Berrien County, 20.4 percent of employment in LaPorte County, 15.5 percent of employment in Lake County, 17.7 percent of employment in Porter County, 18.6 percent of employment in Michigan and 23.9 percent in the United States.

In 2010, the services industry, manufacturing industry and wholesale/retail trade industry provided the first, second and third highest levels of employment, respectively, for three of the four counties, Michigan and in the United States. The services industry accounted for 49.8 percent, 47.7 percent, 45.8 percent, 48.8 percent, 51.6 percent and 51.2 percent in Berrien County, LaPorte County, Lake County, Porter County, Michigan and the United States, respectively. The manufacturing trade industry provided for 19.1 percent, 19.2 percent, 15.6 percent, 17.7 percent, 16.5 percent and 15.0 percent in Berrien County, LaPorte, Lake and Porter Counties, Michigan and the United States, respectively. The wholesale/retail trade group provided 13.5 percent, 13.8 percent, 18.3 percent, 14.6 percent, 14.4 percent and 14.8 percent of employment in Berrien County, LaPorte, Lake and Porter Counties, Michigan and the United States, respectively.

Some of the largest employers in Berrien County are Lakeland Regional Health System, Whirlpool Corporation, Andrew’s University, Four Winds Casino and Indiana Michigan Power; in LaPorte County are Blue Chip Casino Hotel & Spa, LaPorte Hospital & Health Services Rehabilitation, IU Health LaPorte Hospital, Franciscan St. Anthony Health and Corrections Department; in Lake County are USX Corp. Labor Relations, Franciscan St. Margaret Health, Community Hospital and Horseshoe Hammond; and in Porter County are Arcelor Mittal, U.S. Steel Corp., Auction Bay Online, Nitco and Emerson Power Transmission.

The unemployment rate is another key economic indicator. Exhibit 28 shows the unemployment rates in Berrien, LaPorte, Lake and Porter Counties, Michigan and the United States in 2011 through March of 2015. Porter County has been characterized by lower unemployment rates compared the United States, while Michigan, Berrien, LaPorte and Lake Counties have had generally higher unemployment than the United States. In 2011, Berrien

Description of Primary Market Area (cont.)

County had an unemployment rate of 10.2 percent, compared to unemployment rates of 10.4 percent in LaPorte County, 9.6 percent in Lake County, 8.1 percent in Porter County, 10.4 percent in Michigan and 8.9 percent in the United States. Berrien County’s unemployment rate decreased in 2012, as did all other counties, Michigan and that of the United States to 9.1 percent, 9.8 percent, 9.2 percent, 7.6 percent, 9.1 percent and 8.1 percent. In 2013, Berrien County’s rate of unemployment continued to decrease to 8.8 percent. Lake County’s unemployment rate remained at 9.2 percent. All other areas decreased in unemployment to 9.4 percent in LaPorte County, 7.2 percent in Porter County, 8.9 percent in Michigan and 7.4 percent in the United States. In 2014, Berrien County’s rate of unemployment decreased to 6.7 percent compared to a decrease to 7.7 percent in LaPorte County, to 8.1 percent in Lake County, to 6.3 percent in Porter County, to 7.3 percent in Michigan and to 6.2 percent in the United States. Through March of 2015, unemployment rates were 5.4 percent, 7.9 percent, 8.2 percent, 6.5 percent, 5.7 percent and 5.6 percent in Berrien, LaPorte, Lake and Porter Counties, Michigan and the United States, respectively.

Exhibit 29 provides deposit data for banks and thrifts in Berrien County. New Buffalo Savings’ deposit base in Berrien County was approximately $70.9 million or a 35.8 percent share of the $197.9 billion total thrift deposits and a 3.7 percent share of the total deposits, which were approximately $1.9 billion as of June 30, 2014. The market area is dominated by banks, with bank deposits accounting for approximately 89.6 percent of deposits at June 30, 2014.

Exhibit 30 provides interest rate data for each quarter for the years 2009 through the first quarter of 2013. The interest rates tracked are the Prime Rate, as well as 90-Day, One-Year and Thirty-Year Treasury Bills. Short term interest rates experienced a declining trend in 2009, 2010 and 2011, a slightly rising trend in 2012, and stable in 2013, with Thirty-Year Treasury rate rising in 2013, decreasing in 2014 and then rising in the first quarter of 2015.

SUMMARY

In summary, population decreased by 3.5 percent in Berrien County from 2000 to 2010, and the number of households also decreased. The 2010 per capita income and median household income levels in Berrien County were below state and national levels. Also, Berrien County’s unemployment rates have been higher than national rates but lower than state rates. According to the 2010 Census, median housing values were $138,100, $136,600, and $186,200 for Berrien County, Michigan and the United States, respectively.

The Corporation holds deposits of approximately 35.8 percent of all thrift deposits in the market area as of June 30, 2014, representing a 3.7 percent share of the total deposit base of $1.9 billion.

III.	COMPARABLE GROUP SELECTION

Introduction

Integral to the valuation of the Corporation is the selection of an appropriate group of publicly traded thrift institutions, hereinafter referred to as the “comparable group”. This section identifies the comparable group and describes each parameter used in the selection of each institution in the group, resulting in a comparable group based on such specific and detailed parameters, current financials and recent trading prices. The various characteristics of the selected comparable group provide the primary basis for making the necessary adjustments to the Corporation’s pro forma value relative to the comparable group. There is also a recognition and consideration of financial comparisons with all publicly traded, FDIC-insured thrifts in the United States and all publicly traded, FDIC-insured thrifts in the Midwest region and in Michigan.

Exhibits 31 and 32 present Share Data and Pricing Ratios and Key Financial Data and Ratios, respectively, both individually and in aggregate, for the universe of 178 publicly traded, FDIC-insured thrifts in the United States (“all thrifts”), excluding mutual holding companies, used in the selection of the comparable group and other financial comparisons. Exhibits 31 and 32 also subclassify all thrifts by region, including the 54 publicly traded Midwest thrifts (“Midwest thrifts”) and the 6 publicly traded thrifts in Michigan (“Michigan thrifts”), and by trading exchange. Exhibit 31 presents prices, pricing ratios and price trends for all publicly traded FDIC-insured thrifts.

The selection of the comparable group was based on the establishment of both general and specific parameters using financial, operating and asset quality characteristics of the Corporation as determinants for defining those parameters. The determination of parameters was also based on the uniqueness of each parameter as a normal indicator of a thrift institution’s operating philosophy and perspective. The parameters established and defined are considered to be both reasonable and reflective of the Corporation’s basic operation.

Introduction (cont.)

The general parameter requirements for the selection of the peer group candidates included a maximum asset size limit of $750 million, a trading exchange requirement that each candidate be traded on one of the two major stock exchanges, the New York Stock Exchange or the NASDAQ, a geographic parameter that eliminates potential candidates located in the Southwest and West, a merger and acquisition parameter that eliminates any potential candidate that is involved in a merger and acquisition transaction, and a recent conversion parameter that eliminates any institution that has not been converted from mutual to stock for at least four quarters or prior to December 31, 2014. Due to the general parameter requirement related to trading on NASDAQ or the New York Stock Exchange, the size of the peer group institutions results in larger institutions.

Inasmuch as the comparable group must consist of at least ten institutions, the parameters relating to asset size and geographic location have been expanded as necessary in order to fulfill this requirement.

Due to lack of comparability, there are no mutual holding companies included as potential comparable group candidates.

GENERAL PARAMETERS

Merger/Acquisition

The comparable group will not include any institution that is in the process of a merger or acquisition at May 13, 2015, due to the price impact of such a pending transaction. There were no thrift institutions that were potential comparable group candidates but had to be eliminated due to their involvement in a merger/acquisition.

Merger/Acquisition (cont.)

There are no pending merger/acquisition transactions involving thrift institutions that were potential comparable group candidates in the Corporation’s city, county or market area as indicated in Exhibit 34.

Trading Exchange

It is necessary that each institution in the comparable group be listed on one of the two major stock exchanges, the New York Stock Exchange or the National Association of Securities Dealers Automated Quotation System (NASDAQ). Such a listing indicates that an institution’s stock has demonstrated trading activity and is responsive to normal market conditions, which are requirements for listing. Of the 178 publicly traded, FDIC-insured savings institutions, excluding the 37 mutual holding companies, 8 are traded on the New York Stock Exchange and 107 are traded on NASDAQ. There were an additional 23 traded over the counter and 38 institutions are listed in the Pink Sheets, but they were not considered for the comparable group selection.

IPO Date

Another general parameter for the selection of the comparable group is the initial public offering (“IPO”) date, which must be at least four quarterly periods prior to March 31, 2015, in order to insure at least four consecutive quarters of reported data as a publicly traded institution. The resulting parameter is a required IPO date prior to December 31, 2013.

Geographic Location

The geographic location of an institution is a key parameter due to the impact of various economic and thrift industry conditions on the performance and trading prices of thrift institution

Geographic Location (cont.)

stocks. Although geographic location and asset size are the two parameters that have been developed incrementally to fulfill the comparable group requirements, the geographic location parameter has nevertheless eliminated regions of the United States distant to the Corporation, including the Southwest and West regions.

The geographic location parameter consists of the Midwest, North Central, Southeast and Northeast regions for a total of fifteen states. To extend the geographic parameter beyond those states could result in the selection of similar thrift institutions with regard to financial conditions and operating characteristics, but with different pricing ratios due to their geographic regions. The result could then be an unrepresentative comparable group with regard to price relative to the parameters and, therefore, an inaccurate value.

Asset Size

Asset size was another key parameter used in the selection of the comparable group. The total asset size for any potential comparable group institution was $750 million or less, due to the general similarity of asset mix and operating strategies of institutions within this asset range, compared to the Corporation, with assets of approximately $89 million. Such an asset size parameter was necessary to obtain an appropriate comparable group of at least ten institutions.

In connection with asset size, we did not consider the number of offices or branches in selecting or eliminating candidates, since that characteristic is directly related to operating expenses, which are recognized as an operating performance parameter.

Mutual Holding Companies

The comparable group will not include any mutual holding companies. The percentage of public ownership of individual mutual holding companies indicates a wide range from minimal to 49.0 percent, the largest permissible percentage, causing them to demonstrate certain varying individual characteristics different among themselves and from conventional, publicly-traded companies. A further reason for the elimination of mutual holding companies as potential comparable group candidates relates to the presence of a mid-tier, publicly traded holding company in some, but not all, mutual holding company structures. The presence of mid-tier holding companies can also result in inconsistent and unreliable comparisons among the relatively small universe of 37 publicly traded mutual holding companies as well between those 37 entities and the larger universe of conventional, publicly traded thrift institutions. As a result of the foregoing and other factors, mutual holding companies typically demonstrate higher pricing ratios that relate to their minority ownership structure and are inconsistent in their derivation with those calculated for conventionally structured, publicly traded institutions. In our opinion, it is appropriate to limit individual comparisons to institutions that are 100 percent publicly owned.

SUMMARY

Exhibits 35 and 36 show the 45 institutions considered as comparable group candidates after applying the general parameters, with the outlined institutions being those ultimately selected for the comparable group using the balance sheet, performance and asset quality parameters established in this section.

BALANCE SHEET PARAMETERS

Introduction

The balance sheet parameters focused on seven balance sheet ratios as determinants for selecting a comparable group, as presented in Exhibit 35. The balance sheet ratios consist of the following:

1.	Cash and investments to assets

2.	Mortgage-backed securities to assets

3.	One- to four-family loans to assets

4.	Total net loans to assets

5.	Total net loans and mortgage-backed securities to assets

6.	Borrowed funds to assets

7.	Equity to assets

The parameters enable the identification and elimination of thrift institutions that are distinctly and functionally different from the Corporation with regard to asset mix. The balance sheet parameters also distinguish institutions with a significantly different capital position from the Corporation. The ratio of deposits to assets was not used as a parameter as it is directly related to and affected by an institution’s equity and borrowed funds ratios, which are separate parameters.

Cash and Investments to Assets

The Bank’s ratio of cash and investments to assets, excluding mortgage-backed securities, was 10.7 percent at March 31, 2015, and reflects the Bank’s share of cash and investments lower than the national and state averages of 13.1 percent and 12.8 percent, respectively. The Bank’s investments have consisted of interest-bearing deposits, municipal securities and FHLB stock.

Asset Size (cont.)

For its three most recent fiscal years ended December 31, 2014, the Bank’s average ratio of cash and investments to assets was a higher 21.30 percent, ranging from a high of 29.45 percent in 2013 to low of 10.53 percent in 2014.

The parameter range for cash and investments is has been defined as 25.0 percent or less of assets, with a midpoint of 12.5 percent.

Mortgage-Backed Securities to Assets

At March 31, 2015, the Bank’s ratio of mortgage-backed securities to assets was zero percent, significantly lower than the national average of 10.4 percent and the regional average of 9.5 percent for publicly traded thrifts. The Bank’s three most recent fiscal year average is a similar 0.3 percent, still lower than industry averages.

Inasmuch as many institutions purchase mortgage-backed securities as an alternative to both lending, relative to cyclical loan demand and prevailing interest rates, and other investment vehicles, this parameter is also fairly broad at 28.0 percent or less of assets and a midpoint of 14.0 percent.

One- to Four-Family Loans to Assets

The Bank’s lending activity is focused on the origination of residential mortgage loans secured by one- to four-family dwellings. One- to four-family loans, excluding construction loans and including home equity loans, represented 40.1 percent of the Bank’s assets at March 31, 2015, which is similar to its ratio of 39.5 percent at December 31, 2014, and higher than its ratio of 29.1 percent at December 31, 2013. The parameter for this characteristic is 60.00 percent of assets or less in one- to four-family loans with a midpoint of 30.00 percent.

Total Net Loans to Assets

At March 31, 2015, the Bank had a 79.1 percent ratio of total net loans to assets and a lower three fiscal year average of 68.7 percent, compared to the national average of 68.6 percent and the regional average of 67.1 percent for publicly traded thrifts. The Bank’s ratio of total net loans to assets changed from 65.4 percent of total assets at December 31, 2012, to 60.2 percent at December 31, 2013, to 80.4 percent at December 31, 2014.

The parameter for the selection of the comparable group is from 45.0 percent to 92.0 percent with a midpoint of 68.5 percent. The lower end of the parameter range relates to the fact that, as the referenced national and regional averages indicate, many institutions hold greater volumes of investment securities and/or mortgage-backed securities as cyclical alternatives to lending, but may otherwise be similar to the Bank.

Total Net Loans and Mortgage-Backed Securities to Assets

As discussed previously, the Bank’s shares of mortgage-backed securities to assets and total net loans to assets were zero percent and 78.6 percent, respectively, for a combined share of 81.9 percent. Recognizing the industry and regional ratios of 79.1 percent and 76.6 percent, respectively, the parameter range for the comparable group in this category is 60.0 percent to 92.0 percent, with a midpoint of 76.0 percent.

Borrowed Funds to Assets

The Bank had borrowed funds of $6.9 million or 7.77 percent of assets at March 31, 2015, which is lower than current industry averages.

The use of borrowed funds by some institutions indicates an alternative to retail deposits and may provide a source of longer term funds. The federal insurance premium on deposits has

Borrowed Funds to Assets (cont.)

also increased the attractiveness of borrowed funds. The institutional demand for borrowed funds has decreased in recent years, due to much lower rates paid on deposits. Additionally, many thrifts are not aggressively seeking deposits, since quality lending opportunities have diminished in the current economic environment.

The parameter range of borrowed funds to assets is 20.0 percent or less with a midpoint of 10.0 percent.

Equity to Assets

The Bank’s equity to assets ratio was 11.3 percent at March 31, 2015, 11.0 percent at December 31, 2014, 13.1 percent at December 31, 2013, 14.0 percent at December 31, 2012, and 14.7 percent at December 31, 2011, averaging 13.2 percent for the four fiscal years ended December 31, 2014. The Bank’s retained earnings decreased in each of the past four fiscal periods and increased at March 31, 2015, for a total 24.2 percent decrease from December 31, 2010, to March 31, 2015. After conversion, based on the midpoint value of $7.0 million, with 50.0 percent of the net proceeds of the public offering going to the Bank, its equity is projected to increase to 11.2 percent of assets, with the Corporation at 14.0 percent of assets.

Based on those equity ratios, we have defined the equity ratio parameter to be 7.0 percent to 12.5 percent with a midpoint ratio of 18.0 percent.

PERFORMANCE PARAMETERS

Introduction

Exhibit 36 presents five parameters identified as key indicators of the Bank’s earnings performance and the basis for such performance both historically and during the twelve months ended March 31, 2015. The primary performance indicator is the Bank’s core return on average assets (ROAA). The second performance indicator is the Bank’s core return on average equity (ROAE). To measure the Bank’s ability to generate net interest income, we have used net interest margin. The supplemental source of income for the Bank is noninterest income, and the parameter used to measure this factor is the ratio of noninterest income to average assets. The final performance indicator is the Bank’s ratio of operating expenses or noninterest expenses to average assets, a key factor in distinguishing different types of operations, particularly institutions that are aggressive in secondary market activities, which often results in much higher operating costs and overhead ratios.

Return on Average Assets

The key performance parameter is core ROAA. For the twelve months ended March 31, 2015, the Bank’s core ROAA was (0.60) percent based on a core loss after taxes of $541,000, as detailed in Item I of this Report. The net ROAA for the twelve months ended March 31, 2015, was (2.40) percent. The Bank’s ROAA in its most recent two fiscal years of 2013 to 2014, was (0.70) percent and (2.76) percent, respectively, with a two fiscal year average ROAA of (1.73) percent.

Considering the historical and current earnings performance of the Bank, the range for the ROAA parameter based on core income has been defined as 1.00 percent or less with a midpoint of 0.50 percent.

Return on Average Equity

The ROAE has been used as a secondary parameter to eliminate any institutions with an unusually high or low ROAE that is inconsistent with the Bank’s position. This parameter does not provide as much meaning for a newly converted thrift institution as it does for established stock institutions, due to the unseasoned nature of the capital structure of the newly converted thrift and the inability to accurately reflect a mature ROAE for the newly converted thrift relative to other stock institutions.

The Bank’s core ROAE for the twelve months ended March 31, 2015, was (5.39) percent based on its core loss. In its most recent two fiscal years, the Bank’s average core ROAE was (12.92) percent, from a low of (20.59) percent in 2014 to a high of (5.25) percent in 2013.

The parameter range for ROAE for the comparable group, based on core income, is 10.00 percent or less with a midpoint of 5.00 percent.

Net Interest Margin

The Bank had a net interest margin of 3.09 percent for the twelve months ended March 31, 2015, representing net interest income as a percentage of average interest-earning assets. The Bank’s net interest margin levels in its two fiscal years of 2013 through 2014 were 2.63 percent and 2.99 percent, respectively, averaging 2.81 percent.

The parameter range for the selection of the comparable group is from a low of 2.50 percent to a high of 4.75 percent with a midpoint of 3.63 percent.

Operating Expenses to Assets

For the twelve months ended March 31, 2015, the Bank had a 5.67 percent ratio of operating expense to average assets. In its two most recent fiscal years of 2013 to 2014, the Bank’s expense ratio averaged 4.97 percent, from a low of 3.91 percent in fiscal year 2013 to a high of 6.03 percent in fiscal year 2014.

The operating expense to assets parameter for the selection of the comparable group is from a low of 2.00 percent to a high of 6.00 percent with a midpoint of 5.00 percent.

Noninterest Income to Assets

Compared to publicly traded thrifts, the Bank has experienced an average level of noninterest income as a source of additional income. The Bank’s ratio of noninterest income to average assets was 0.62 percent for the twelve months ended March 31, 2015. For its most recent two fiscal years ended December 31, 2013, and 2014, the Bank’s ratio of noninterest income to average assets was 1.12 percent and 0.49 percent, respectively, for an average of 0.81 percent.

The range for this parameter for the selection of the comparable group is 1.50 percent of average assets or less, with a midpoint of 0.75 percent.

ASSET QUALITY PARAMETERS

Introduction

The final set of financial parameters used in the selection of the comparable group are asset quality parameters, also shown in Exhibit 36. The purpose of these parameters is to insure

Introduction (cont.)

that any thrift institution in the comparable group has an asset quality position similar to that of the Bank. The three defined asset quality parameters are the ratios of nonperforming assets to total assets, repossessed assets to total assets and loan loss reserves to total assets at the end of the most recent period.

Nonperforming Assets to Total Assets

The Bank’s ratio of nonperforming assets to assets was 1.77 percent at March 31, 2015, which was higher than the national average of 1.43 percent for publicly traded thrifts and the average of 1.68 percent for Midwest thrifts. The Bank’s ratio of nonperforming assets to total assets averaged 2.20 for its most recent two fiscal years ended December 31, 2014, from a high of 2.79 percent at December 31, 2013, to a low of 1.61 percent at December 31, 2014.

The comparable group parameter for nonperforming assets is 3.00 percent or less of total assets, with a midpoint of 1.50 percent.

Repossessed Assets to Assets

The Bank had repossessed assets of $606,000 at March 31, 2015, representing a ratio to total assets of 0.70 percent, following ratios of repossessed assets to total assets of 0.27 percent and 1.26 percent at December 31, 2014, and December 31, 2013, respectively. National and regional averages were 0.35 percent and 0.47 percent, respectively, for publicly traded thrift institutions.

The range for the repossessed assets to total assets parameter is 1.00 percent of assets or less with a midpoint of 0.50 percent.

Loans Loss Reserves to Assets

The Bank had an allowance for loan losses of $1,147,000, representing a loan loss allowance to total assets ratio of 1.29 percent at March 31, 2015, which was higher than its 1.26 percent ratio at December 31, 2014, and lower than its 1.35 percent ratio at December 31, 2013.

The loan loss allowance to assets parameter range used for the selection of the comparable group required a minimum ratio of 0.35 percent of assets.

THE COMPARABLE GROUP

With the application of the parameters previously identified and applied, the final comparable group represents ten institutions identified in Exhibits 37, 38 and 39. The comparable group institutions range in size from $119.6 million to $718.5 million with an average asset size of $446.4 million and have an average of 9.0 offices per institution. Three of the comparable group institutions are in Indiana, with three also in Illinois; two are in Michigan and one each in Kentucky and Wisconsin, and all ten are traded on NASDAQ.

The comparable group institutions as a unit have a ratio of equity to assets of 13.5 percent, which is 9.4 percent higher than all publicly traded thrift institutions in the United States; and for the most recent four quarters indicated a core return on average assets of (0.61) percent, lower than all publicly traded thrifts at 0.73 percent and the publicly traded Michigan thrifts at 0.51 percent.

IV.	ANALYSIS OF FINANCIAL PERFORMANCE

This section reviews and compares the financial performance of the Bank to all publicly traded thrifts, to publicly traded thrifts in the Midwest region and to Michigan thrifts, as well as to the ten institutions constituting the Bank’s comparable group, as selected and described in the previous section. The comparative analysis focuses on financial condition, earning performance and pertinent ratios as presented in Exhibits 40 through 45.

As presented in Exhibits 40 and 41, at March 31, 2015, the Bank’s total equity of 11.30 percent of assets was lower than the comparable group at 13.50 percent, all thrifts at 12.34 percent, Midwest thrifts at 11.92 percent and Michigan thrifts at 12.36 percent. The Bank had a 79.09 percent share of net loans in its asset mix, higher than the comparable group at 66.15 percent, all thrifts at 68.62 percent and Midwest thrifts at 67.07 percent and higher than Michigan thrifts at 67.41 percent. The Bank’s share of net loans, higher than industry averages, is primarily the result of its lower zero percent share of mortgage-backed securities. The comparable group had a lower 10.71 percent share of cash and investments and a lower zero percent share of mortgage-backed securities. All thrifts had 10.43 percent of assets in mortgage-backed securities and 13.13 percent in cash and investments. The Bank’s 79.93 percent share of deposits was higher than the comparable group, all thrifts, Midwest thrifts and Michigan thrifts, reflecting the Bank’s lower share of borrowed funds of 7.77 percent. As ratios to assets, the comparable group had deposits of 77.33 percent and borrowings of 8.20 percent. All thrifts averaged a 75.44 percent share of deposits and 11.10 percent of borrowed funds, while Midwest thrifts had a 78.67 percent share of deposits and an 8.41 percent share of borrowed funds. Michigan thrifts averaged a 76.16 percent share of deposits and a 9.87 percent share of borrowed funds. The Bank had no goodwill and intangible assets, compared to 0.27 percent for the comparable group, 0.20 percent for all thrifts, 0.31 percent for Midwest thrifts and 0.62 percent for Michigan thrifts.

Operating performance indicators are summarized in Exhibits 42, 43 and 44 and provide a synopsis of key sources of income and key expense items for the Bank in comparison to the comparable group, all thrifts, and regional thrifts for the trailing four quarters.

Analysis of Financial Performance (cont.)

As shown in Exhibit 44, for the twelve months ended March 31, 2015, the Bank had a yield on average interest-earning assets higher than the comparable group, all thrifts and Midwest thrifts and higher than Michigan thrifts. The Bank’s yield on interest-earning assets was 4.04 percent compared to the comparable group at 3.73 percent, all thrifts at 3.77 percent, Midwest thrifts at 3.68 percent and Michigan thrifts at 3.72 percent.

The Bank’s cost of funds for the twelve months ended March 31, 2015, was higher than the comparable group, Midwest thrifts and Michigan thrifts and lower than all thrifts. The Bank had an average cost of interest-bearing liabilities of 0.83 percent compared to 0.74 percent for the comparable group, 1.04 percent for all thrifts, 0.71 percent for Midwest thrifts and 0.53 percent for Michigan thrifts. The Bank’s yield on interest-earning assets and interest cost resulted in a net interest spread of 3.21 percent, which was higher than the comparable group at 2.99 percent, all thrifts at 2.73 percent, Midwest thrifts at 2.97 percent and similar to Michigan thrifts at 3.19 percent. The Bank generated a net interest margin of 3.23 percent for the twelve months ended March 31, 2015, based on its ratio of net interest income to average interest-earning assets, which was lower than the comparable group ratio of 3.34 percent. All thrifts averaged a lower 2.86 percent net interest margin for the trailing four quarters, as did Midwest thrifts at 3.08 percent; and Michigan thrifts averaged a higher 3.28 percent.

The Bank’s major source of earnings is interest income, as indicated by the operations ratios presented in Exhibit 43. The Bank had $(100,000) in provision for loan losses during the twelve months ended March 31, 2015, representing (0.11) percent of average assets. The average provision for loan losses for the comparable group was 0.11 percent, with all thrifts at 0.09 percent, Midwest thrifts at 0.14 percent and Michigan thrifts at 0.36 percent.

The Bank’s total noninterest income was $552,000 or 0.61 percent of average assets for the twelve months ended March 31, 2015. Such a ratio of noninterest income to average assets was lower than the comparable group at 0.68 percent, and lower than all thrifts at 0.83 percent, Midwest thrifts at 0.80 percent and lower than Michigan thrifts at 1.52 percent. For the

Analysis of Financial Performance (cont.)

twelve months ended March 31, 2015, the Bank’s operating expense ratio was 5.82 percent of average assets, higher than the comparable group at 2.76 percent, all thrifts at 3.05 percent and Midwest thrifts at 3.06 percent, and higher than Michigan thrifts at 3.96 percent and was impacted by higher one-time compensation expenses.

The overall impact of the Bank’s income and expense ratios is reflected in its net income and return on assets. For the twelve months ended March 31, 2015, the Bank had a net ROAA of (2.40) and core ROAA of (0.60) percent. For its most recent four quarters, the comparable group had a higher net ROAA of 0.74 percent and a core ROAA of 0.69 percent. All publicly traded thrifts averaged a higher net ROAA of 0.72 percent and 0.73 percent core ROAA, with Midwest thrifts a 0.53 percent net ROAA and a 0.74 percent core ROAA. The twelve month net and core ROAA for the 6 Michigan thrifts was (0.59) percent and 0.51 percent, respectively.

V.	MARKET VALUE ADJUSTMENTS

This is a conclusive section where adjustments are made to determine the pro forma market value or appraised value of the Corporation based on a comparison of New Buffalo Savings with the comparable group. These adjustments will take into consideration such key items as earnings performance, primary market area, financial condition, asset and deposit growth, dividend payments, subscription interest, liquidity of the stock to be issued, management, and market conditions or marketing of the issue. It must be noted that all of the institutions in the comparable group have their differences among themselves and relative to the Bank, and, as a result, such adjustments become necessary.

EARNINGS PERFORMANCE

In analyzing earnings performance, consideration was given to net interest income, the amount and volatility of interest income and interest expense relative to changes in market area conditions and to changes in overall interest rates, the quality of assets as it relates to the presence of problem assets which may result in adjustments to earnings due to provisions for loan losses, the balance of current and historical nonperforming assets and real estate owned, the balance of valuation allowances to support any problem assets or nonperforming assets, the amount and volatility of noninterest income, and the amount and ratio of noninterest expenses. The earnings performance analysis was based on the Bank’s respective net and core earnings for the twelve months ended March 31, 2015, with comparisons to the core earnings of the comparable group, all thrifts and other geographical subdivisions.

As discussed earlier, the Bank has experienced decreases in its assets and deposits in two of the past four fiscal years and decreases in loans in three of the past four fiscal years. The Bank has experienced losses in each of the past five fiscal years and also in the twelve months ended March 31, 2015, and has focused on eliminating one-time operating costs, monitoring and controlling its balance of nonperforming assets; monitoring and strengthening its ratio of interest

Earnings Performance (cont.)

sensitive assets relative to interest sensitive liabilities, thereby maintaining its overall interest rate risk; and maintaining adequate allowances for loan losses to reduce the impact of any charge-offs. Historically, the Bank has closely monitored its yields and costs, resulting in a net interest margin, which has been historically lower than industry averages due to its lower yield on earning assets and higher cost of funds, with the trend experiencing improvement over the past two years, and its 3.23 percent net interest margin for the twelve months ended March 31, 2015, was higher than the industry average of 2.86 percent but lower than the comparable group average of 3.34 percent. During its past two fiscal years, New Buffalo Savings’ ratio of interest expense to interest-bearing liabilities has decreased modestly from 0.99 percent in fiscal year 2013 to 0.88 percent in 2014. The Bank’s ratio then decreased to 0.83 percent for the twelve months ended March 31, 2015, which was higher than the average of 0.74 percent for the comparable group and lower than the average of 1.04 percent for all thrifts. Following the conversion, the Bank will continue to control its operating expenses, strive to increase its net interest margin, maintain its noninterest income, gradually increase its net income, increase its return on assets, continue to control its balance of nonperforming and classified assets, and closely monitor its interest rate risk.

The Bank has experienced moderate loan origination activity in mortgage loans and modest activity in nonmortgage loans in fiscal years 2013 and 2014. Total loan originations in fiscal year 2014 were similar to originations for fiscal year 2013, and net loan change in 2013 was a decrease of $6.3 million due to higher loan sales compared to an increase of $3.9 million in 2014, due to lower loan sales. Gross loan originations were similar in fiscal year 2014 compared to 2013. Originations totaled $30.5 million in 2014, compared to $31.7 million in 2013, with no loan purchases in 2013 or 2014. For the three months ended March 31, 2015, the Bank’s loan originations were $2.8 million or $11.2 million, annualized, noticeably lower than in fiscal year 2014 and its annualized loan repayments, charge-offs and other deductions were noticeably lower than in fiscal year 2014, with higher loan sales, resulting in a modest net loan decrease of $2.9 million, or $11.6 million, annualized, compared to an increase of $13.9 million in fiscal year 2014.

Earnings Performance (cont.)

During the three months ended March 31, 2015, loan originations were $2.8 million or $11.2 million, annualized, with loan sales totaling $3.8 million during the period. In all periods, the predominant component of the Bank’s loan originations was one- to four-family residential mortgage loans.

From December 31, 2013, to March 31, 2015, residential loans, commercial real estate and multi-family loans and consumer loans experienced increases, while construction loans and commercial business loans experienced decreases in their balances. Consumer loans indicated a dollar increase of $204,000 or 93.6 percent, rising from $218,000 to $422,000 from December 31, 2013, to March 31, 2015. One- to four-family loans, including loans held-for-sale, increased by $8.4 million or 30.8 percent, from December 31, 2013, to March 31, 2015. Commercial real estate and multi-family loans increased by $3.1 million or 13.2 percent from December 31, 2013, to March 31, 2015. Other individual changes were construction loans, which decreased $483,000 or 5.9 percent, and commercial loans, which decreased $225,000 or 12.9 percent. Overall, the Bank’s lending activities resulted in a total loan increase of $11.0 million or 18.1 percent and a net loan increase of $13.7 million or 24.1 percent from December 31, 2013, to March 31, 2015. The loan change of a $2.9 million decrease or 3.9 percent during the three months ended March 31, 2015, represents an annualized decrease of $11.6 million or 15.5 percent.

For the three months ended March 31, 2015, mortgage loans, including home equity loans and loans held-for-sale, represented 88.9 percent of loan originations. In comparison, during fiscal years 2013 and 2014, these mortgage loans represented 38.2 percent and 54.7 percent of total loan originations, respectively.

The impact of New Buffalo Savings’ primary lending efforts has been to generate a yield on average interest-earning assets of 4.04 percent for the twelve months ended March 31, 2015, compared to a lower 3.73 percent for the comparable group, 3.77 percent for all thrifts and 3.68 percent for Midwest thrifts. The Bank’s ratio of interest income to average assets was 3.37

Earnings Performance (cont.)

percent for the twelve months ended March 31, 2015, lower than the comparable group at 3.75 percent, all thrifts at 3.74 percent and Midwest thrifts at 3.68 percent, reflecting the Bank’s more recent rise in loans.

New Buffalo Savings’ 0.83 percent cost of interest-bearing liabilities for the twelve months ended March 31, 2015, was higher than the comparable group at 0.74 percent, lower than all thrifts at 1.04 percent and higher than Midwest thrifts at 0.71 percent and Michigan thrifts at 0.53 percent. The Bank’s resulting net interest spread of 3.21 percent for the twelve months ended March 31, 2015, was modestly higher than the comparable group at 2.99 percent and higher than all thrifts at 2.73 percent, Midwest thrifts at 2.97 percent and Michigan thrifts at 3.19 percent. The Bank’s net interest margin of 3.23 percent, based on average interest-earning assets for the twelve months ended March 31, 2015, was lower than the comparable group at 3.34 percent but higher than all thrifts at 2.86 percent, Midwest thrifts at 3.08 percent but lower than Michigan thrifts at 3.28 percent.

The Bank’s ratio of noninterest income to average assets was 0.61 percent for the twelve months ended March 31, 2015, which was modestly lower than the comparable group at 0.68 percent, lower than all thrifts at 0.83 percent and Midwest thrifts at 0.80 percent.

The Bank’s operating expenses were higher than the comparable group, all thrifts, Midwest thrifts and Michigan thrifts. For the twelve months ended March 31, 2015, New Buffalo Savings had an operating expenses to assets ratio of 5.82 percent compared to 2.76 percent for the comparable group, 3.05 percent for all thrifts, 3.06 percent for Midwest thrifts and 3.96 percent for Michigan thrifts. Such operating expense ratio is a lower 3.74 percent for the three months ended March 31, 2015, annualized.

For the twelve months ended March 31, 2015, New Buffalo Savings generated a lower ratio of noninterest income, a higher ratio of noninterest expenses and a lower net interest margin relative to its comparable group. The Bank had a (0.11) percent provision for loan losses during

Earnings Performance (cont.)

the twelve months ended March 31, 2015, compared to the comparable group at 0.11 percent of assets, all thrifts at 0.09 percent and Midwest thrifts at 0.14 percent. The Bank’s allowance for loan losses to total loans of 1.57 percent was higher than the comparable group and higher than all thrifts. The Bank’s 72.9 percent ratio of reserves to nonperforming assets was lower than the comparable group at 151.2 percent and lower than all thrifts at 90.3 percent.

As a result of its operations, the Bank’s net and core income for the twelve months ended March 31, 2015, were lower than the comparable group. Based on net earnings, the Bank had a return on average assets of (2.40) percent for the twelve months ended March 31, 2015, and a return on average assets of (2.74) percent and (0.71) percent in fiscal years 2014 and 2013, respectively. The Bank’s core return on average assets was a higher (0.60) percent for the twelve months ended March 31, 2015, as detailed in Exhibit 7. For their most recent four quarters, the comparable group had a moderately higher net ROAA of 0.74 percent and a higher core ROAA of 0.69 percent, while all thrifts indicated a higher net ROAA and higher core ROAA of 0.72 percent and 0.73 percent, respectively. Midwest thrifts indicated a net ROAA of 0.53 percent and a core ROAA of 0.74 percent.

Following its conversion, New Buffalo Savings’ earnings will continue to be dependent on a combination of the overall trends in interest rates, the consistency, reliability and variation of its noninterest income, overhead expenses and its asset quality and its future needs for provisions for loan losses. Earnings are projected to represent a more favorable 0.41 percent in 2015. The Bank’s ratio of noninterest income to average assets decreased from fiscal 2013 to 2014 and then increased for the twelve months ended March 31, 2015. The decrease in noninterest income in fiscal 2014 was due to the Bank’s rise in the losses on foreclosed assets and decrease in gains on the sale of loans. Overhead expenses indicated a moderate increase overall during the past two fiscal years.

Earnings Performance (cont.)

In recognition of the foregoing earnings related factors, considering New Buffalo Savings’ historical and current performance measures, as well as Business Plan projections, a downward adjustment has been made to the Corporation’s pro forma market value for earnings performance.

MARKET AREA

New Buffalo Savings’ market area is focused on Berrien County, Michigan, but also includes Lake, LaPorte and Porter Counties, Indiana, served by the Bank’s loan production office in Merrillville. Population decreased by 3.5 percent in Berrien County from 2000 to 2010, and the number of households also decreased. The downward trend in population and households is projected to continue from 2010 to 2019. Population in Berrien County is projected to decrease 2.1 percent from 2010 to 2019, while the household level is projected to continue to decrease 2.0 percent during the same time period. The 2010 per capita income and median household income levels in Berrien County were below state and national levels. Berrien County’s median household income level is projected to increase to $47,167 by 2019, which continues to be below the Michigan average of $51,049 and below the national average of $59,599.

Berrien County’s unemployment rates have normally been higher than national rates and historically similar to but now lower than the Michigan unemployment rates. In March 2015, Berrien County had an unemployment rate of 5.4 percent, which was lower than both Michigan’s unemployment rate of 5.7 percent and the national unemployment rate of 5.6 percent. According to the 2010 Census, median housing values were $138,100, $136,600, and $186,200 for Berrien County, Michigan and the United States, respectively.

The Corporation held deposits of approximately 35.8 percent of all thrift deposits in the market area as of June 30, 2014, representing a 3.7 percent share of the total deposit base of $1.9 billion.

In recognition of the foregoing factors, we believe that a downward adjustment is warranted for the Bank’s market area.

FINANCIAL CONDITION

The financial condition of New Buffalo Savings is discussed in Section I and shown in Exhibits 1, 2, 5, and 12 through 22, and is compared to the comparable group in Exhibits 39, 40, and 41. The Bank’s ratio of total equity to total assets was 11.30 percent at March 31, 2015, which was moderately lower than the comparable group at 13.50 percent, all thrifts at 12.34 percent and Midwest thrifts at 11.92 percent. Based on the conversion completed at the midpoint of the valuation range, the Corporation’s pro forma equity to assets ratio will increase to 13.21 percent and the Bank’s pro forma equity to assets ratio will increase to 11.2 percent, recognizing the cost of the elimination of the defined benefit plan.

The Bank’s mix of assets and liabilities indicates both similarities to and variations from its comparable group. New Buffalo Savings had a higher 79.1 percent ratio of net loans to total assets at March 31, 2015, compared to the comparable group at 66.2 percent. All thrifts indicated a lower 68.6 percent, as did Midwest thrifts at 67.1 percent. The Bank’s 10.7 percent share of cash and investments was lower than the comparable group at 16.6 percent, while all thrifts were at 13.1 percent and Midwest thrifts were at 15.6 percent. New Buffalo Savings’ absence of mortgage-backed securities was moderately lower than the comparable group at 10.8 percent and lower than all thrifts at 10.4 percent and Midwest thrifts at 9.5 percent.

The Bank’s 79.9 percent ratio of deposits to total assets was higher than the comparable group at 77.3 percent, higher than all thrifts at 75.4 percent and higher than Midwest thrifts at 78.7 percent. New Buffalo Savings’ higher ratio of deposits was due to its lower shares of borrowed funds and equity. New Buffalo Savings had a lower equity to asset ratio of 11.3 percent, compared to the comparable group at 13.5 percent of total assets, with all thrifts at 12.3 percent and Midwest thrifts at 11.9 percent. New Buffalo Savings had a lower share of borrowed funds to assets of 7.77 percent at March 31, 2015, modestly below the comparable group at 8.20 percent and lower than all thrifts at 11.10 percent and Midwest thrifts at 8.41 percent. In fiscal year 2014, total deposits decreased by $7.6 million or 10.0 percent, due to conservative pricing of certificates of deposit and decreased from $75.4 million to $67.9 million. During fiscal year 2013, New Buffalo Savings’ deposits increased by $2.0 million or 2.7 percent from $73.4 million to $75.4 million.

Financial Condition (cont.)

New Buffalo Savings had no assets in combined goodwill and intangible assets and had a higher share of repossessed real estate at March 31, 2015. The Bank had repossessed real estate of $606,000 or 0.68 percent of assets at March 31, 2015. This compares to ratios of 0.27 percent for goodwill and intangible assets and 0.25 percent for real estate owned, for the comparable group. All thrifts had a goodwill and intangible assets ratio of 0.20 percent and a real estate owned ratio of 0.35 percent.

The financial condition of New Buffalo Savings is impacted by its higher than average balance of nonperforming assets of $1.6 million or 1.76 percent of total assets at March 31, 2015, compared to a lower 1.18 percent for the comparable group, 1.43 percent for all thrifts, 1.68 percent for Midwest thrifts and a higher 4.01 percent for Michigan thrifts. The Bank’s ratio of nonperforming assets to total assets was 2.79 percent at December 31, 2013, and 1.61 percent at December 31, 2014.

At March 31, 2015, New Buffalo Savings had $1,147,000 of allowances for loan losses, which represented 1.29 percent of assets and 1.57 percent of total loans. The comparable group indicated lower allowance ratios, relative to assets and loans, equal to 0.97 percent of assets and 1.41 percent of total loans, while all thrifts had allowances relative to assets and loans that averaged a lower 0.85 percent of assets and a higher 1.19 percent of total loans. Also of major importance is an institution’s ratio of allowances for loan losses to nonperforming assets, since a portion of nonperforming assets might eventually be charged off. New Buffalo Savings’ $1,147,000 of allowances for loan losses, represented a lower 72.9 percent of nonperforming assets at March 31, 2015, compared to the comparable group’s 151.2 percent, with all thrifts at 90.3 percent, Midwest thrifts at a higher 87.5 percent and Michigan thrifts at a lower 47.1 percent. New Buffalo Savings’ ratio of net charge-offs to average total loans was 0.17 percent for the twelve months ended March 31, 2015, compared to an identical 0.17 percent for the comparable group, 0.19 percent for all thrifts and 0.29 percent for Midwest thrifts.

Financial Condition (cont.)

New Buffalo Savings has a modest level of interest rate risk. The change in the Bank’s NPV level at March 31, 2015, reflecting the most current information available, based on a rise in interest rates of 100 basis points was a 0.2 percent decrease, representing a dollar decrease in equity value of $17,000. The Bank’s exposure increases to a 0.9 percent decrease in its NPV level under a 200 basis point rise in rates, representing a dollar decrease in equity of $86,000. The Bank’s post shock NPV ratio at March 31, 2015, assuming a 200 basis point rise in interest rates was 11.20 percent and indicated a 19 basis point decrease from its 11.01 percent based on no change in interest rates.

Compared to the comparable group, with particular attention to the Bank’s equity level and asset and liability mix, we believe that a downward adjustment is warranted for New Buffalo Savings’ current financial condition, due to the Bank’s moderately lower equity position, moderately higher share of nonperforming assets and lower share of allowance for loan losses to nonperforming assets.

ASSET, LOAN AND DEPOSIT GROWTH

During its most recent two fiscal years, New Buffalo Savings has been characterized by modest changes in assets, loans and deposits relative to its comparable group. The Bank’s average annual asset change from December 31, 2013, to March 31, 2015, was a decrease of 3.6 percent. This shrinkage rate compares to a higher 3.2 percent for the comparable group, a higher 2.8 percent for all thrifts, and a higher 2.6 percent for Midwest thrifts. The Bank’s shrinkage in assets is reflective of its shrinkage in cash and investments during the period of an average annual 43.2 percent with an average annual rise in loans of 24.2 percent. New Buffalo Savings’ deposits indicate an average annual decrease of 5.5 percent from December 31, 2013, to March 31, 2015, compared to average growth rates of 2.7 percent for the comparable group, 2.1 percent for all thrifts and 2.5 percent for Midwest thrifts.

New Buffalo Savings’ deposits indicated a decrease of 10.0 percent from fiscal 2013 to 2014. Annual deposit change was growth rates of 2.7 percent for the comparable group, 2.1 percent for all thrifts and 2.5 percent for Midwest thrifts. During the three months ended March 31, 2015, the Bank’s total deposits increased $3.4 million or 5.0 percent. It should be further noted that certificates of deposit, a primary component of deposits, have decreased from December 31, 2013, to March 31, 2015. The Bank had $6.9 million in borrowed funds or 7.77 percent of assets at March 31, 2015, compared to the comparable group at 8.2 percent and had a higher $9.4 million in borrowed funds at December 31, 2014, or 10.4 percent of assets.

In spite of its deposit shrinkage historically, considering the demographics, competition and deposit base trends in its market area, the Bank’s ability to increase its asset, loan and deposit bases in the future is significantly dependent on its capital position combined with its ability to increase its market share by competitively pricing its loan and deposit products, maintaining a high quality of service to its customers and strengthening its loan origination activity. New Buffalo Savings’ primary market area county experienced decreases in population and households in Berrien County between 2000 and 2010. The Bank’s primary market area county also indicated 2010 per capita income modestly below Michigan’s and that of the United States, and the median household income level in Berrien County was also below the state and the national level.

Asset, Loan and Deposit Growth (cont.)

In 2010, the median housing value in Berrien County was lower than those of Michigan and the United States, as were median rents.

The total deposit base in Berrien County decreased by 12.6 percent from June 30, 2013, to June 30, 2014; and during that period, the number of financial institution offices in Berrien County increased by one. From June 30, 2013, to June 30, 2014, New Buffalo Savings’ deposit market share in Berrien County decreased from 4.3 percent to 3.7 percent.

Based on the foregoing factors, we have concluded that a downward adjustment to the Corporation’s pro forma value is warranted for asset, loan and deposit growth.

DIVIDEND PAYMENTS

The Corporation has no plans to pay an initial cash dividend. The payment of cash dividends will depend upon such factors as earnings performance, financial condition, capital position, growth, asset quality and regulatory limitations. All of the ten institutions in the comparable group paid cash dividends during the most recent twelve months for an average dividend yield of 1.90 percent and an average payout ratio of 33.95 percent, impacted by two institutions paying special dividends. During that twelve month period, the average dividend yield was 0.62 percent for the six Michigan thrifts; and the average dividend yield was 1.35 percent and the average payout ratio was 22.50 percent for all thrifts.

In our opinion, no adjustment to the pro forma market value of the Corporation is warranted related to dividend payments.

SUBSCRIPTION INTEREST

In 2014, investors’ interest in new issues has improved but is still not strong. Such interest is possibly related to the improved performance of financial institutions overall, which could be challenged in the future due to the low interest rate environment and the compression of net interest margin. The selective and conservative reaction of IPO investors appears generally to be related to a number of analytical, economic and market-related factors, including the financial performance and condition of the converting thrift institution, the strength of the local economy, housing market conditions, general market conditions for financial institution stocks and stocks overall, aftermarket price trends and the expectation of renewed merger/acquisition activity in the thrift industry.

New Buffalo Savings will direct its offering initially to depositors and residents in its market area. The board of directors and officers anticipate purchasing approximately $525,000 or 7.5 percent of the stock offered to the public based on the appraised midpoint valuation. The Bank will form an ESOP, which plans to purchase 8.0 percent of the total shares issued in the conversion.

The Bank has secured the services of Keefe Bruyette & Woods, Inc., to assist in the marketing and sale of the conversion stock.

Based on the size of the offering, recent banking conditions, current market conditions, historical local market interest, the terms of the offering, and recent subscription levels for conversions, we believe that no adjustment is warranted for the Bank’s anticipated subscription interest.

LIQUIDITY OF THE STOCK

The Corporation will offer its shares through a subscription and community offering with the assistance of Keefe, Bruyette & Woods, Inc. The stock of the Corporation will be traded on the OTC Pink Marketplace.

Liquidity of the Stock (cont.)

The Bank’s total public offering is considerably smaller in size than the average market value of the comparable group. The comparable group has an average market value of $51.0 million for the stock outstanding compared to a midpoint public offering of $7.0 million for the Corporation, less the ESOP and the estimated 52,500 shares to be purchased by officers and directors. The Corporation’s public market capitalization will be approximately 13.7 percent of the size of the public market capitalization of the comparable group. Of the ten institutions in the comparable group, all trade on Nasdaq with those ten institutions indicating an average daily trading volume of over 2,904 shares during the last four quarters.

The comparable group has an average of 3,680,200 shares outstanding compared to 700,000 shares outstanding for the Corporation based on the midpoint valuation.

Based on the average market capitalization, shares outstanding and daily trading volume of the comparable group, we have concluded that a moderate downward adjustment to the Corporation’s pro forma market value is warranted relative to the liquidity of its stock.

MANAGEMENT

The president and chief executive officer of New Buffalo Savings is Richard C. Sauerman (reference Exhibit 24). Mr. Sauerman joined the Bank in January 2012 as president and chief executive officer. He was also appointed a director in 2012. Mr. Sauerman previously served as director of commercial lending in the West Region for MainSource Bank. The West Region includes Illinois and the north central part of Indiana. Mr. Sauerman also served as market president of northwest Indiana for MainSource Bank. Mr. Russell N. Dahl is senior vice president and chief financial officer and joined New Buffalo Savings in July 2014. Mr. Dahl has 21 year of experience in managing accounting and financial reporting for two successful credit unions, including Allegius Federal Credit Union in Burns Harbor, Indiana, and Contra Credit Union in Columbus, Indiana. Ms. Karen Gear joined New Buffalo Savings as senior vice president and

Management (cont.)

regional branch manager in 2012. She has over 29 years of banking experience. Previously, Ms. Gear served as a licensed personal banker at Fifth Third Bank in Sawyer, Michigan, from 2003 to 2012. Mr. James Katona joined New Buffalo Savings in August 2013 as senior vice president and chief credit officer. Mr. Katona has over 15 years of banking experience. Mr. Katona was vice president at MainSource Bank in Griffin, Indiana, from 2006 to 2013 and served First Financial Bank in various roles from 1997 to 2005.

During its two most recent fiscal years, New Buffalo Savings has been able to increase its net interest margin, maintain its moderate noninterest income and reduce its cost of funds. The Bank did experience a rise in its noninterest expenses to assets in 2014, due to one-time compensation expenses. The Bank experienced losses in 2013 and 2014, with modest earnings in the first quarter of 2015. The Bank’s asset quality position has improved from December 31, 2013, to March 31, 2015, with nonperforming assets decreasing from December 31, 2013, to December 31, 2014, but then increasing slightly from December 31, 2014, to March 31, 2015. New Buffalo Savings’ interest rate risk has been modest, primarily as a result of its higher share of adjustable-rate loans. The Bank’s earnings and return on assets have been below industry averages, while its net interest margin has been above industry averages but below the comparable group, impacted by higher noninterest expenses and higher provision for loan losses. Management is confident that the Bank is positioned for moderate loan growth and a return to profitability following its conversion.

Overall, we believe the Bank to be professionally and knowledgeably managed, as are the comparable group institutions. It is our opinion that no adjustment to the pro forma market value of the Corporation is warranted for management.

MARKETING OF THE ISSUE

The necessity to build a new issue discount into the stock price of a new conversion continues to be a closely examined issue in recognition of uncertainty among investors as a result of the thrift industry’s continued presence of a higher share of delinquent loans, dependence on interest rate trends, volatility in the stock market and recent legislation related to the regulation of financial institutions and their ability to generate selected income.

We believe that a new issue discount applied to the price to book valuation approach is appropriate and necessary in this offering. In our opinion, recent market trends, including the recent pricing decreases for the most recent two standard conversions, cause us to conclude that a modest new issue discount is warranted in the case of this offering. Consequently, at this time we have made a modest downward adjustment to the Corporation’s pro forma market value related to a new issue discount.

VI.	VALUATION METHODS

Introduction

Historically, the most frequently used method for determining the pro forma market value of common stock for thrift institutions by this firm has been the price to book value ratio method, due to the volatility of earnings in the thrift industry. As earnings in the thrift industry have improved, more emphasis has been placed on the price to earnings method, particularly considering increases in stock prices during these last two years. However, as provisions for loan losses decreased significantly and became negative for some, the price to book value method continues to be pertinent and meaningful in the objective of discerning commonality and comparability among institutions. In determining the pro forma market value of the Corporation, primary emphasis has been placed on the price to book value method, with additional analytical and correlative attention to the price to assets method. The price to earnings method was not used due to the Corporation’s negative core earnings and negative earnings in the twelve months ended March 31, 2015, and negative earnings in fiscal 2013 and 2014.

In recognition of the volatility and variance in earnings, the continued differences in asset and liability repricing and the frequent disparity in value between the price to book approach and the price to earnings approach, a second valuation method, the price to net assets method, has also been used. The price to assets method is used less often for valuing ongoing institutions, but becomes more useful in valuing converting institutions when the equity position and earnings performance of the institutions under consideration are different.

In addition to the pro forma market value, we have defined a valuation range with the minimum of the range being 85.0 percent of the pro forma market value, the maximum of the range being 115.0 percent of the pro forma market value and the super maximum being 115.0 percent of the maximum. The pro forma market value or appraised value will also be referred to as the “midpoint value.”

Introduction (cont.)

In applying each of the valuation methods, consideration was given to the adjustments to the Bank’s pro forma market value discussed in Section V. Downward adjustments were made for the Bank’s financial condition, earnings, market area, liquidity of the stock, marketing of the issue, and asset, loan and deposit growth. No adjustments were made for the Bank’s subscription interest, dividends, and management.

PRICE TO BOOK VALUE METHOD

In the valuation of thrift institutions, the price to book value method focuses on an institution’s financial condition, and does not give as much consideration to the institution’s long term performance and value as measured by earnings. Due to the earnings volatility of many thrift stocks, the price to book value method is frequently used by investors who rely on an institution’s financial condition rather than earnings performance. Although this method is, under certain circumstances, considered somewhat less meaningful for institutions that provide a consistent earnings trend, it remains significant and reliable when an institution’s performance or general economic conditions are experiencing volatile or uncustomary trends related to internal or external factors, and serves as a complementary and correlative analysis to the price to earnings and price to assets approaches.

In completing the price to book valuation, Keller recognized the charge to equity that will occur to eliminate the Bank’s defined benefit plan as part of the completion of the price to book valuation approach. The charge to equity to eliminate the Bank’s defined benefit plan is projected to be $3,041,000 as determined by Pentegra. The pro forma equity used in the valuation was $7,029,000, which is based on the Bank’s March 31, 2015, equity level of $10,070,000 less the $3,041,000 defined benefit charge to equity, resulting in the pro forma equity of $7,029,000.

Exhibit 47 shows the average and median price to book value ratios for the comparable group which were 87.06 percent and 82.20 percent, respectively. The full comparable group

Price to Book Value Method (cont.)

indicated a moderate pricing range, from a low of 76.73 percent (First Savings Financial Group, Inc.) to a high of 101.12 percent (Jacksonville Bancorp, Inc.). The comparable group had higher average and median price to tangible book value ratios of 92.10 percent and 91.56 percent, respectively, with a range of 79.44 percent to 110.15 percent. Excluding the low and the high in the group, the comparable group’s price to book value range narrowed to a low of 79.24 percent and a high of 99.36 percent, and the comparable group’s price to tangible book value range also narrowed slightly from a low of 83.70 percent to a high of 99.49 percent.

Considering the foregoing factors in conjunction with the adjustments made in Section V, we have determined a fully converted pro forma price to book value ratio of 61.20 percent and a price to tangible book value ratio of 61.20 percent at the midpoint. The price to book value ratio increases from 56.59 percent at the minimum to 68.97 percent at the super maximum, while the price to tangible book value ratio increases from 56.59 percent at the minimum to 68.97 percent at the super maximum.

The Corporation’s pro forma price to book value and price to tangible book value ratios of 61.20 percent and 61.20 percent, respectively, as calculated using the prescribed formulary computation indicated in Exhibit 46, are influenced by the Bank’s capitalization, asset quality position, earnings performance, ESOP level, local market and public ownership, as well as subscription interest in thrift stocks and overall market and economic conditions. The Corporation’s ratio of equity to assets after conversion at the midpoint of the valuation range will be approximately 13.88 percent compared to 13.52 percent for the comparable group (reference Exhibit 47). Based on the price to book value ratio and the Bank’s total pro forma equity of $7,029,000 at March 31, 2015, the indicated pro forma market value of the Corporation using this approach is $7,800,000 at the midpoint (reference Exhibit 46).

PRICE TO EARNINGS METHOD

The basis of the price to earnings method is the determination of the earnings base to be used, followed by the determination of an appropriate price to earnings multiple. As indicated in Exhibit 3, New Buffalo Savings’ after tax net earnings for the twelve months ended March 31, 2015, were a loss of $2,157,000, and the Bank’s after tax core earnings for that period were a loss of $541,000 as indicated in Exhibit 7. Due to negative core earnings, the price to core earnings method was not meaningful.

Even though the price to core earnings method is not meaningful, we will briefly review the range of price to core earnings and price to net earnings multiples for the comparable group and all publicly traded thrifts. The average price to core earnings multiple for the comparable group was 18.71, while the median was 18.32. The average price to net earnings multiple was a lower 18.01, and the median multiple was a lower 16.34. The comparable group’s price to core earnings multiple was higher than the 16.90 average multiple for all publicly traded, FDIC-insured thrifts and higher than their median of 16.13. The range in the price to core earnings multiple for the comparable group was from a low of 9.58 (First Federal of Northern Michigan) to a high of 28.49 (United Community Bancorp, Inc.). The range in the price to core earnings multiple for the comparable group, excluding the high and low values, was from a low multiple of 12.76 times earnings to a high of 23.04 times earnings for eight of the ten institutions in the group, indicating a modest narrowing of the range.

PRICE TO ASSETS METHOD

The final valuation method is the price to assets method. This method is not frequently used, since the calculation incorporates neither an institution’s equity position nor its earnings base. Additionally, the prescribed formulary computation of value using the pro forma price to assets method does not recognize the runoff of deposits concurrently allocated to the purchase of conversion stock, returning a pro forma price to assets ratio below its true level following conversion.

Price to Assets Method (cont.)

Exhibit 47 indicates that the average price to assets ratio for the comparable group was 11.90 percent and the median was 12.07 percent. The range in the price to assets ratios for the comparable group varied from a low of 7.42 percent (First Federal of Northern Michigan) to a high of 17.85 percent (Wolverine Bancorp, Inc.). The range narrows modestly with the elimination of the two extremes in the group to a low of 8.13 percent and a high of 14.54 percent.

Consistent with the previously noted adjustments, it is our opinion that an appropriate price to assets ratio for the Corporation is 7.43 percent at the midpoint, which ranges from a low of 6.38 percent at the minimum to 9.63 percent at the super maximum. Based on the Bank’s March 31, 2015, asset base, as adjusted, of $86,109,000, the indicated pro forma market value of the Corporation using the price to assets method is $7,800,000 at the midpoint (reference Exhibit 45).

VALUATION CONCLUSION

Exhibit 52 provides a summary of the valuation premium or discount for each of the valuation ranges when compared to the comparable group based on each of the fully converted valuation approaches. At the midpoint value, the price to book value ratio of 61.20 percent for the Corporation represents a discount of 29.69 percent relative to the comparable group and decreases to a discount of 20.77 percent at the super maximum. The price to assets ratio of 8.49 percent at the midpoint represents a discount of 28.59 percent, decreasing to a discount of 7.78 percent at the super maximum.

It is our opinion that as of May 13, 2015, the pro forma market value of the Corporation is $7,800,000 at the midpoint, representing 780,000 shares at $10.00 per share. The pro forma valuation range of the Corporation is from a minimum of $6,630,000 or 663,000 shares at $10.00 per share to a maximum of $8,970,000 or 897,000 shares at $10.00 per share, and then to a

Valuation Conclusion (cont.)

super maximum of $10,315,500 or 1,031,550 shares at $10.00 a share, with such range being defined as 15 percent below the appraised value to 15 percent above the appraised value and then 15 percent above the maximum.

The appraised value of New Bancorp, Inc., as of May 13, 2015, is $7,800,000 at the midpoint.

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